Table of Contents

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Glow Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

732 S 6th Street, Suite R

Las Vegas, NV, 89101

(Address of principal executive offices)

+1 (432) 200-4958

Registrant’s telephone number

Securities to be registered under Section 12(b) of the Act:

None

Securities to be registered under Section 12(g) of the Exchange Act:

Title of each class to be so registered
Common Stock, $0.001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the Company has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding the Company’s business strategy, future operations, development plans, market opportunities, anticipated growth, and prospective financial performance. These statements are based on current expectations, estimates, and assumptions and involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those expressed or implied by such statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Registration Statement. Except as required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements contained herein.

EXPLANATORY NOTE

This Registration Statement on Form 10 (the “Registration Statement”) is being filed by Glow Holdings, Inc., a Nevada corporation (the “Company” or the “Registrant”), on a voluntary basis pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in order to register the Company’s common stock under the Exchange Act.

Upon effectiveness of this Registration Statement, the Company will become subject to the reporting requirements of the Exchange Act, including the obligation to file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and such other reports and requirements applicable to issuers with securities registered pursuant to Section 12(g) of the Exchange Act.

This Registration Statement, including the exhibits filed herewith, will be available for public inspection through the Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) at www.sec.gov.

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EXECUTIVE SUMMARY

Glow Holdings, Inc. (the “Company,” “Glow,” or the “Registrant”) is a technology-focused company currently transitioning its business operations toward enterprise software, workflow systems, operational analytics, AI-enhanced business tools, and scalable SaaS technologies associated with the “Wabiam Soluciones Tecnológicas” business platform (“Wabiam”).

On June 1, 2026, the Company entered into a Technology Asset Purchase Agreement with Ana Teresa Lopez, pursuant to which the Company acquired certain technology assets, software-related rights, business materials, intellectual property rights, and related proprietary assets associated with the business and technology concept known as “Wabiam” and/or “Wabiam Soluciones Tecnológicas.”

The acquired assets include, to the extent owned or controlled by Ana Teresa Lopez, certain software concepts, technology materials, business plans, workflow designs, technical documentation, branding materials, website content, product concepts, SaaS-related materials, analytics concepts, development materials, and related intellectual property and proprietary rights associated with Wabiam.

As consideration for the acquisition, the Company agreed to issue Ana Teresa Lopez 2,000,000 shares of the Company’s common stock. The shares were issued in a private transaction and were not registered under the Securities Act of 1933, as amended.

The Company acquired the Wabiam technology assets as part of its planned transition toward an enterprise technology and SaaS business focused on workflow automation, operational analytics, AI-enhanced business tools, and scalable software solutions for finance, trade, logistics, and emerging market enterprises.

The Company is currently evaluating and developing the acquired technology assets and related business concepts. The acquired assets remain early-stage in nature, and there can be no assurance that the Company will successfully commercialize such assets, develop revenue-generating software products, or establish recurring SaaS or licensing revenue from the acquired technology.

Wabiam is not a separate legal entity, but rather a business platform, operating initiative, and commercial identity associated with enterprise technology development activities intended to support finance, trade, logistics, workflow automation, operational analytics, and emerging market business operations.

The Company’s strategic focus is currently centered on the development and commercialization of enterprise workflow systems, operational analytics platforms, scalable software infrastructure, cloud-based deployment systems, and subscription-oriented SaaS technologies designed to support organizations operating within increasingly digital and interconnected commercial environments.

The Company intends to combine enterprise software development, systems integration, workflow optimization, operational consulting, intelligent automation technologies, and scalable cloud-based infrastructure in an effort to support businesses seeking to modernize operational processes, improve efficiency, reduce manually intensive administrative functions, and enhance enterprise decision-making capabilities.

The Company currently expects to pursue a hybrid operational strategy involving custom software development, systems integration services, operational consulting activities, workflow optimization initiatives, and technology deployment services while simultaneously developing proprietary software technologies and scalable SaaS commercialization opportunities intended to support recurring long-term revenue relationships.

Management believes opportunities may exist within markets experiencing increasing demand for enterprise digitization, workflow modernization, operational analytics, process automation, cloud-based infrastructure, and AI-assisted reporting technologies, particularly within emerging and operationally underserved markets where organizations frequently continue to operate with fragmented systems, manually intensive workflows, and limited access to scalable enterprise software infrastructure.

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The Company may pursue additional strategic relationships, software development initiatives, infrastructure expansion activities, commercialization opportunities, and capital formation initiatives designed to support the continued development of the Wabiam platform and the Company’s long-term operational growth objectives.

COMPANY OVERVIEW

Glow Holdings, Inc. is a Nevada corporation currently focused on the development and commercialization of enterprise technology solutions, operational analytics systems, workflow infrastructure, and scalable SaaS technologies associated with the Wabiam business platform. The Company’s activities are presently focused on software development, operational system design, workflow optimization technologies, enterprise integration solutions, and related digital infrastructure initiatives intended to support finance, trade, logistics, operational management, and enterprise coordination activities.

Although the Company’s current strategic business focus is centered on the Wabiam Soluciones Tecnológicas platform and related enterprise technology, workflow automation, operational analytics, AI-enhanced business tools, and SaaS-related initiatives, the Company’s historical and current reported revenue has been generated by TeleCare Home Health LLC, the Company’s wholly owned subsidiary acquired in October 2025. TeleCare Home Health LLC provides healthcare-related services and consulting to medical providers and generated substantially all of the Company’s reported revenue for the year ended December 31, 2025 and the three months ended March 31, 2026.

The Company has not generated revenue from Wabiam, Wabiam Soluciones Tecnológicas, or any enterprise software, workflow automation, operational analytics, AI-enhanced technology, or SaaS-related business initiatives. The Company’s Wabiam-related business activities remain in the early stages of development, evaluation, and commercialization. Accordingly, the Company’s historical TeleCare-related revenue should not be viewed as indicative of future revenue from the Company’s current Wabiam-related business strategy.

The Company’s operational strategy is centered on delivering technology solutions intended to improve efficiency, reduce operational complexity, automate manually intensive processes, and strengthen enterprise decision-making capabilities. Wabiam seeks to provide businesses with scalable and adaptable digital infrastructure capable of supporting evolving operational, financial, logistics, reporting, and data management requirements across multiple industries and operational environments.

Wabiam intends to pursue a hybrid operational model combining enterprise software development, systems integration, consulting services, process digitization initiatives, and customized technology deployment with the parallel development of proprietary SaaS platforms and recurring software solutions. Management believes this strategy may allow the Company to generate near-term operational revenue while simultaneously developing reusable software infrastructure and scalable proprietary technologies capable of supporting long-term recurring commercial relationships.

The Company’s technology initiatives are expected to emphasize modular software architecture, cloud-based deployment capabilities, systems interoperability, analytics integration, centralized reporting functionality, and AI-enhanced automation tools designed to support operational efficiency and enterprise coordination. Management intends to develop technologies capable of integration across a broad range of business operations and deployment environments while maintaining flexibility and scalability as customer requirements evolve.

Wabiam currently intends to focus its commercial efforts on industries and operational sectors experiencing increasing demand for enterprise modernization, workflow digitization, centralized reporting systems, and scalable software infrastructure. These sectors may include finance and financial operations, trade and cross-border commerce, logistics and operational management, enterprise workflow coordination, analytics and reporting environments, and business infrastructure solutions within emerging and operationally underserved markets.

Management believes many organizations operating within developing and emerging commercial markets continue to face challenges associated with fragmented technology ecosystems, limited access to scalable enterprise software, manually intensive operational processes, and insufficient reporting and analytics infrastructure. The Company believes these market conditions may create opportunities for technology providers capable of delivering flexible, cost-effective, and operationally adaptable software solutions tailored to evolving business requirements.

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The Company’s long-term objectives include expanding enterprise software and systems integration capabilities, developing proprietary SaaS platforms and recurring software products, strengthening operational analytics and automation functionality, establishing scalable recurring customer relationships, pursuing regional expansion and strategic partnerships, and continuing to build operational and reporting infrastructure capable of supporting long-term enterprise growth and future public-company scalability requirements.

Wabiam may seek additional capital resources, technical personnel, infrastructure investment, strategic relationships, and commercialization support to assist with software development initiatives, operational expansion, infrastructure scalability, customer deployment opportunities, and long-term technology commercialization efforts.

At its current stage of development, the Company expects its operational strategy and commercialization priorities to continue evolving as management refines deployment methodologies, customer acquisition initiatives, software capabilities, infrastructure development objectives, and broader long-term enterprise growth initiatives.

TECHNOLOGY ASSETS AND INTELLECTUAL PROPERTY

The Company’s current technology strategy is based in part upon assets acquired from Ana Teresa Lopez pursuant to a Technology Asset Purchase Agreement dated June 1, 2026. The acquired assets relate to Wabiam and/or Wabiam Soluciones Tecnológicas and include certain technology concepts, software-related materials, workflow designs, business materials, technical documentation, branding materials, website content, SaaS-related concepts, analytics-related materials, and associated intellectual property and proprietary rights.

The Company intends to use the acquired assets as part of its broader enterprise technology strategy, which is focused on workflow automation, operational analytics, AI-enhanced business tools, scalable software infrastructure, and SaaS technologies. The Company expects to continue evaluating, developing, refining, and expanding the acquired assets as management advances the Company’s commercialization strategy.

The acquired technology assets remain subject to continued development, refinement, technical validation, commercialization planning, and market adoption. The Company may be required to invest additional capital, personnel, technical resources, infrastructure, and development efforts before any acquired technology assets can generate material revenue, if ever.

INDUSTRY PROBLEM / MARKET OPPORTUNITY

Businesses operating within increasingly digital and globally connected markets continue to face pressure to modernize enterprise systems, improve data accessibility, digitize workflows, and strengthen decision-making capabilities. Despite significant advancements in enterprise software, cloud infrastructure, and analytics technologies, many organizations — particularly within emerging and operationally underserved markets — continue to rely on fragmented systems, manual processes, legacy infrastructure, and disconnected data environments.

Management believes these inefficiencies may negatively affect scalability, reporting accuracy, workflow efficiency, customer responsiveness, and organizational decision-making. In many cases, businesses continue to use multiple non-integrated systems for operational management, financial reporting, logistics coordination, analytics, customer management, and internal communications. This can result in duplicated work, limited visibility, increased administrative burden, and reduced operational efficiency.

The Company believes organizations across finance, trade, logistics, and operational management sectors are increasingly seeking technology solutions that can centralize operational data, improve reporting visibility, integrate disconnected systems, automate manual processes, enhance analytics and business intelligence capabilities, support cloud-based accessibility, and reduce long-term technology and administrative costs.

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Management believes demand for enterprise software modernization and process digitization continues to increase across emerging markets, where many businesses may have limited access to scalable software infrastructure traditionally available to larger organizations or more developed commercial markets. These conditions may create opportunities for flexible technology providers capable of delivering modular, cost-effective, and adaptable operational solutions tailored to evolving enterprise requirements.

The global technology sector continues to evolve across areas including enterprise software, process automation, cloud computing, analytics infrastructure, and SaaS deployment models. Businesses increasingly seek technology solutions capable of improving operational efficiency while supporting remote accessibility, data centralization, interoperability, and adaptability across rapidly changing commercial environments.

The Company believes additional market opportunities may emerge through the growing adoption of cloud-based enterprise software, SaaS subscription models, AI-enhanced analytics tools, operational intelligence platforms, digital trade infrastructure, enterprise coordination systems, and scalable cross-border business technologies.

Wabiam intends to position itself within these evolving markets through a hybrid operating strategy combining enterprise software development, consulting, systems integration, process optimization services, and the continued development of proprietary SaaS platforms and recurring software solutions.

Management believes the Company’s ability to combine operational consulting experience, enterprise development capabilities, modular technology deployment, and adaptable software architecture may provide competitive advantages in markets seeking flexible and scalable technology solutions.

Competitive Landscape

The enterprise technology, SaaS, systems integration, workflow digitization, and operational analytics markets are highly competitive and continue to evolve as organizations modernize business systems and adopt cloud-based technologies. The Company expects to operate within a broad and fragmented marketplace that includes large enterprise software vendors, regional technology firms, systems integration providers, specialized SaaS companies, workflow management platforms, analytics providers, and internally developed enterprise systems.

Many established technology companies currently provide enterprise software platforms, operational management tools, analytics systems, automation technologies, and cloud-based infrastructure solutions for industries such as finance, logistics, trade, and operational management. A number of these competitors have substantially greater financial resources, technical infrastructure, customer relationships, brand recognition, development capacity, and operational scale than the Company.

In addition to larger enterprise software vendors, the Company expects competition from regional software development firms, enterprise consulting providers, cloud-based SaaS businesses, operational analytics platforms, and niche software companies focused on industry-specific process management tools. Management also believes many businesses continue to rely upon internal technology teams, legacy software systems, spreadsheets, or fragmented combinations of existing tools, each of which may compete indirectly with the Company’s proposed solutions.

Management believes competition within the Company’s target markets is frequently driven by software flexibility, implementation cost, customization capability, system reliability, integration functionality, customer support, reporting visibility, cloud compatibility, and the ability to adapt technology to specific customer operating environments. The Company believes organizations operating within emerging and operationally underserved markets often require solutions that can be tailored to practical business needs without the complexity, cost, or implementation burden commonly associated with larger enterprise software ecosystems.

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The Company does not currently intend to compete directly with large global enterprise software providers on the basis of scale, market share, or broad platform dominance. Instead, management intends to focus on adaptable enterprise technology solutions designed to address process digitization, reporting visibility, systems integration, analytics accessibility, and infrastructure modernization requirements within targeted industries and commercial markets.

Management believes the Company’s hybrid operating strategy, combining custom software development, consulting, systems integration, process optimization, and scalable SaaS initiatives, may allow Wabiam to compete through flexibility, tailored implementation, customer-specific deployment, practical technology adaptation, and the gradual development of reusable software infrastructure. The Company’s ability to incorporate AI-enhanced functionality as an applied feature within broader business systems may also support customer value where such tools improve reporting, automation, analytics, or operational coordination.

The Company’s ability to compete successfully will depend upon numerous factors, including product development execution, customer adoption, technical performance, infrastructure reliability, pricing strategy, personnel recruitment, customer support, successful commercialization of proprietary technologies, and the Company’s ability to establish recurring software relationships over time.

INDUSTRY TRENDS & DIGITAL TRANSFORMATION

Management believes enterprise technology markets are continuing to evolve as organizations seek more efficient ways to manage business processes, centralize information, improve reporting, and adopt cloud-based software systems. Across numerous industries, businesses are increasingly evaluating technologies that can reduce administrative complexity, improve data visibility, support remote access, and create more scalable operating structures.

The broader adoption of cloud infrastructure, remote management tools, SaaS delivery models, centralized enterprise platforms, and process automation technologies has changed how organizations manage internal coordination, reporting, customer interactions, and day-to-day operations. Management believes businesses increasingly prioritize flexibility, system interoperability, remote accessibility, and adaptable software environments as commercial operations become more digitally connected and data-driven.

Management also believes many organizations remain under pressure to modernize legacy systems, reduce technology fragmentation, improve reporting visibility, and replace manually intensive workflows. Businesses frequently continue to rely upon disconnected systems, spreadsheet-based processes, fragmented reporting environments, and limited analytics tools that may reduce efficiency, increase administrative burden, and restrict operational scalability.

The Company believes process automation and operational analytics technologies are becoming increasingly important as organizations seek to improve decision-making, reporting accuracy, customer responsiveness, and coordination across business functions. Businesses increasingly require software systems capable of consolidating operational data, centralizing process management, automating repetitive activities, and improving visibility across multiple departments or operating locations.

Management further believes SaaS adoption continues to expand across both developed and emerging markets as organizations seek software delivery models that can support centralized management, recurring functionality, cloud accessibility, and easier implementation than traditional enterprise software deployments. The Company believes SaaS models may remain attractive to many businesses because they can provide scalable access, centralized maintenance, remote usability, and lower upfront infrastructure requirements.

The Company also believes demand for AI-enhanced business tools and analytics-assisted systems may continue increasing as organizations seek improved reporting visibility, operational intelligence, process automation, and data analysis capabilities. However, management currently intends to position AI functionality as an enhancement layer within broader enterprise software systems rather than as the Company’s standalone strategic focus.

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In addition, management believes emerging and operationally underserved markets may continue to experience increasing demand for scalable enterprise software as businesses pursue digital modernization, infrastructure upgrades, process centralization, and cloud-enabled management systems. These trends may create opportunities for flexible technology providers capable of supporting practical implementation, customer-specific configuration, and adaptable deployment across diverse operating environments.

As enterprise technology markets continue evolving, management expects organizations to increasingly prioritize interoperable systems, recurring software access, centralized reporting, process digitization, scalable infrastructure, and adaptable software ecosystems capable of supporting long-term digital transformation initiatives.

PRODUCTS & SERVICES

Wabiam Soluciones Tecnológicas intends to provide enterprise technology solutions designed to support process digitization, operational efficiency, data accessibility, analytics integration, and scalable software deployment across a range of business environments and industries. The Company’s operating model is expected to combine enterprise software development and technology consulting services with the continued development of proprietary SaaS platforms and recurring subscription-based software solutions.

Management intends for the Company’s products and services to address inefficiencies commonly associated with fragmented systems, manually intensive processes, disconnected data environments, limited reporting visibility, and restricted access to scalable enterprise technology. The Company’s technology initiatives are expected to emphasize adaptability, systems interoperability, modular architecture, and customer-specific implementation across multiple business use cases.

The Company’s current and anticipated products and services may include the following categories:

Enterprise Software Development

The Company intends to provide custom enterprise software development services tailored to the operational requirements of businesses seeking scalable digital infrastructure and process optimization solutions. These services may include the design, development, implementation, and maintenance of business software systems, internal management platforms, reporting tools, analytics dashboards, process management systems, and enterprise integration technologies.

Management believes demand for customized technology solutions continues to increase among businesses seeking alternatives to inflexible legacy systems and costly enterprise software deployments. The Company intends to focus on delivering modular and adaptable solutions capable of supporting diverse customer operating environments.

Process Automation and Workflow Solutions

The Company intends to develop technologies designed to improve operational efficiency, reduce manual processing requirements, enhance reporting visibility, and streamline business operations. These solutions may include approval routing systems, reporting automation tools, document management workflows, process tracking systems, logistics coordination technologies, customer management functionality, and operational monitoring tools.

Management believes process automation may represent a significant opportunity for organizations seeking to improve operating efficiency while reducing reliance on fragmented systems, spreadsheets, manual approvals, and disconnected administrative processes.

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SaaS Platforms and Subscription Technologies

The Company intends to develop proprietary SaaS platforms and subscription-based software products designed to support recurring software relationships over time. Management expects the Company’s SaaS initiatives to focus on operational management, analytics accessibility, reporting systems, workflow coordination, and enterprise data functionality.

The Company’s SaaS strategy is expected to emphasize cloud-based access, modular architecture, remote usability, systems interoperability, centralized maintenance, and recurring subscription models capable of supporting a variety of customer requirements and deployment environments.

Management believes recurring SaaS relationships may represent an important long-term component of the Company’s operating strategy as the Company seeks to transition certain repeatable technology solutions into scalable commercial software offerings.

Data Analytics and Operational Intelligence

The Company intends to integrate analytics functionality and operational intelligence capabilities into its technology solutions to support improved reporting, data accessibility, business visibility, and decision-making. These technologies may include analytics dashboards, operational reporting systems, business intelligence tools, data aggregation functionality, performance monitoring systems, and AI-enhanced analytics features.

Management believes businesses increasingly require tools capable of transforming operational data into usable reporting, performance indicators, and decision-support information.

Systems Integration and Technology Consulting

The Company intends to provide systems integration and technology consulting services designed to assist organizations in modernizing business systems, improving software interoperability, implementing workflow technologies, and integrating digital operational tools.

These services may include enterprise technology assessments, infrastructure planning, process optimization consulting, cloud deployment support, system migration assistance, software implementation, and ongoing operational support.

Management believes consulting and implementation engagements may support near-term revenue generation while also contributing to customer acquisition, recurring service opportunities, and the identification of repeatable software needs that may support future product development.

Licensing and Proprietary Technology Solutions

The Company may pursue licensing opportunities associated with internally developed software technologies, reusable technology modules, analytics infrastructure, APIs, implementation frameworks, and enterprise functionality developed through internal projects or customer engagements.

Management believes the development of reusable technology components and modular software infrastructure may create opportunities for broader deployment and recurring licensing arrangements over time.

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TECHNOLOGY & PLATFORM STRATEGY

Wabiam Soluciones Tecnológicas intends to develop and deploy enterprise technology solutions designed to support business process modernization, data accessibility, analytics functionality, systems integration, and cloud-based software delivery across a variety of industries and operating environments. The Company’s technology strategy is expected to emphasize flexibility, modular architecture, interoperability, and long-term adaptability in order to support evolving customer requirements and diverse business use cases.

Management intends for the Company’s technology initiatives to focus on modular software architecture capable of supporting customer-specific customization, integration with existing business systems, and deployment through both custom enterprise implementations and recurring SaaS delivery models. The Company believes a modular development approach may improve implementation efficiency, allow for reusable software functionality, and support future product expansion across multiple industries and customer environments.

The Company’s anticipated technology framework may include cloud-based deployment infrastructure, enterprise process management systems, analytics tools, reporting functionality, API connectivity, mobile accessibility, and AI-enhanced business features designed to improve efficiency and data visibility. Management believes businesses increasingly require software systems capable of supporting centralized business management while remaining adaptable to changing operational, commercial, and infrastructure requirements.

Management expects the Company’s platform strategy to prioritize interoperability and systems integration in order to support organizations operating with fragmented software tools, legacy infrastructure, and disconnected data sources. Many businesses continue to experience inefficiencies caused by manual processes, limited system compatibility, and lack of centralized reporting. Wabiam intends to develop technologies capable of integrating with existing customer systems while supporting process digitization, data centralization, and improved reporting visibility.

The Company’s SaaS initiatives are expected to focus on cloud-based delivery models capable of supporting remote access, recurring subscription functionality, centralized software management, and ongoing feature improvement. Management believes SaaS delivery models may improve accessibility, reduce implementation complexity, support recurring customer relationships, and provide customers with more adaptable software solutions than traditional enterprise technology deployments.

The Company also intends to incorporate operational analytics and AI-enhanced functionality into certain software initiatives where management believes such features may improve reporting, process efficiency, data analysis, automation, or enterprise decision support. Management currently intends to position AI functionality as an enhancement layer within broader enterprise software systems rather than as the Company’s standalone business focus.

Management believes the Company’s technology strategy may benefit from its hybrid operating model, which combines enterprise development engagements, consulting experience, customer implementation projects, and proprietary software development. Customer engagements and consulting activities may provide insight into recurring operational challenges, system limitations, reporting needs, and customer requirements that can later support the development of reusable technologies, proprietary platforms, and scalable SaaS products.

As the Company expands, management expects technology priorities to continue evolving based upon customer demand, infrastructure requirements, product development progress, deployment experience, competitive conditions, cybersecurity considerations, and broader enterprise technology trends.

The Company intends to prioritize software architectures capable of supporting modular expansion, reusable deployment frameworks, centralized administration, third-party integrations, and interoperability across multiple customer environments. The Company may also seek to develop infrastructure capable of supporting API integrations, cloud synchronization, centralized reporting, mobile-enabled access, and distributed business operations where management believes such functionality may improve customer adoption and long-term software scalability.

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Management believes centralized business visibility and analytics accessibility may become increasingly important as organizations continue modernizing reporting systems and enterprise process management tools. Accordingly, analytics integration, operational dashboards, automated reporting, and data accessibility initiatives are expected to remain important considerations within the Company’s long-term platform strategy.

The Company also expects operational continuity, deployment adaptability, infrastructure standardization, and software maintainability to remain important priorities as customer implementations and recurring software relationships increase. Management believes centralized software administration and consistent deployment practices may support operating efficiency, customer retention, recurring software access, and broader SaaS commercialization opportunities over time.

As technology initiatives expand, management expects the Company’s platform strategy to continue evolving in response to customer deployment experience, integration demands, workflow complexity, cloud infrastructure developments, data protection requirements, cybersecurity considerations, and broader enterprise software market trends.

CUSTOMER USE CASES

Wabiam Soluciones Tecnológicas intends to develop enterprise technology solutions capable of supporting a broad range of business workflows, reporting requirements, systems modernization initiatives, and operational coordination needs across multiple industries. Management believes many organizations increasingly require adaptable software tools that improve business visibility, reduce repetitive manual work, centralize data, and support more efficient operating structures.

The Company expects its technologies and service offerings to support a variety of customer use cases depending upon industry requirements, existing systems, deployment environments, and the specific business processes a customer seeks to improve.

Finance and Operational Management

The Company intends to develop and deploy technologies capable of supporting financial coordination, internal reporting, approval processes, business monitoring, and enterprise data visibility. Management believes many organizations continue to rely on disconnected systems that limit reporting access, slow internal approvals, and reduce coordination across departments.

Potential use cases may include management dashboards, approval routing tools, reporting systems, analytics integration, financial coordination workflows, operating performance reports, and centralized business management tools designed to improve efficiency and access to relevant data.

Trade and Cross-Border Operations

Management believes organizations involved in trade, logistics, and cross-border commerce frequently encounter inefficiencies related to documentation management, shipment coordination, inventory visibility, operational tracking, and fragmented reporting processes.

The Company intends to evaluate technologies designed to support trade documentation workflows, logistics coordination, shipment visibility, enterprise communications, reporting automation, inventory monitoring, and operational tracking across distributed commercial environments.

Process Automation and Workflow Optimization

The Company expects process automation to represent an important component of its long-term operating strategy. Many organizations continue to rely on manually intensive workflows that may increase administrative burden, create approval delays, reduce visibility, and limit scalability.

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Potential automation use cases may include approval routing systems, document management tools, process tracking technologies, automated reporting features, customer workflow systems, task management infrastructure, and internal coordination platforms designed to reduce manual administrative work and improve organizational efficiency.

Analytics and Operational Intelligence

The Company intends to integrate analytics functionality and operational intelligence tools into certain software initiatives where management believes improved reporting visibility and data accessibility may support better business decision-making.

Potential analytics use cases may include business intelligence dashboards, performance reporting systems, operational KPI tracking, centralized data visualization, reporting aggregation tools, AI-enhanced analytics features, and enterprise monitoring systems designed to provide users with more accessible and usable operational information.

Cloud-Based Enterprise Infrastructure

Management believes businesses increasingly seek cloud-based technologies capable of supporting remote access, centralized software management, distributed teams, and recurring software deployment models. The Company intends to develop technologies capable of supporting cloud-enabled customer environments and subscription-based software delivery.

Potential use cases may include cloud-hosted business systems, centralized management platforms, subscription-based operational software, remote-access reporting tools, and scalable digital environments capable of supporting organizations with distributed operations or evolving commercial needs.

Custom Enterprise Solutions

In addition to its SaaS initiatives, the Company intends to continue providing customized technology solutions tailored to specific customer requirements. Management believes customer-specific development engagements may support near-term revenue opportunities while also helping the Company identify recurring software needs that may later support broader product development.

Custom enterprise use cases may include systems modernization projects, software integrations, process digitization initiatives, infrastructure migration support, customized dashboards, internal management tools, customer relationship workflows, and industry-specific software deployments.

Management believes these use cases are important because they reflect practical operational needs commonly found in businesses that have outgrown spreadsheets, legacy systems, manual approval processes, disconnected reporting tools, or internally developed software that lacks scalability. The Company’s strategy is to identify recurring customer challenges, develop adaptable technology solutions, and, where appropriate, convert repeatable functionality into reusable software modules or SaaS-based offerings over time.

The Company may also pursue implementation opportunities involving enterprise system migration, reporting consolidation, workflow standardization, cloud-enabled collaboration, infrastructure modernization, and recurring operational support where management believes long-term customer relationships and scalable software deployment opportunities may be established.

GO-TO-MARKET STRATEGY

Wabiam Soluciones Tecnológicas intends to pursue a phased go-to-market strategy focused on establishing enterprise relationships, generating operational revenue through technology services and implementation engagements, and gradually expanding recurring SaaS and subscription-based software opportunities over time. Management believes the Company’s hybrid operating model may allow it to build customer relationships, develop industry knowledge, identify recurring business needs, and create reusable software functionality while continuing to advance proprietary technology initiatives.

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The Company’s initial commercial strategy is expected to emphasize enterprise software development, process automation solutions, systems integration services, and technology consulting engagements designed to address specific customer requirements and business inefficiencies. Management believes these engagements may provide opportunities to establish long-term customer relationships while identifying repeatable operational challenges that may later support broader software commercialization efforts.

Management currently expects the Company’s customer acquisition strategy to focus on organizations seeking flexible and customized technology solutions capable of improving operating efficiency, reporting visibility, data accessibility, and business coordination. The Company may initially prioritize businesses operating within finance, trade, logistics, operational management, and emerging market environments where management believes demand for scalable enterprise technology continues to increase.

The Company’s go-to-market strategy may include a combination of direct enterprise outreach, strategic relationship development, referral-based opportunities, consulting-driven customer acquisition, implementation partnerships, and ongoing customer support relationships. Management believes many organizations continue to seek technology providers capable of delivering tailored solutions and practical support without the complexity, cost structure, or implementation burden commonly associated with larger enterprise software ecosystems.

As the Company expands its proprietary technology portfolio, management intends to place greater emphasis on SaaS delivery models, subscription-based software offerings, cloud-enabled business systems, and recurring licensing opportunities. The Company expects its SaaS strategy to focus on centralized deployment, recurring software access, adaptable enterprise functionality, and software solutions capable of supporting a broad range of customer operating environments.

Management believes customer implementation engagements may also contribute to the development of reusable software modules, analytics tools, process management functionality, reporting systems, and technology components that may later be incorporated into broader SaaS initiatives and recurring commercial deployment models.

The Company may also pursue strategic partnerships, channel relationships, regional commercial alliances, infrastructure providers, and implementation relationships where management believes such arrangements may support customer acquisition, software deployment, market expansion, or long-term customer support.

Over time, management expects the Company’s commercial strategy to evolve based upon customer demand, implementation experience, infrastructure requirements, recurring customer opportunities, competitive conditions, technology development progress, and broader market adoption trends associated with process digitization, cloud infrastructure, analytics platforms, and enterprise software solutions.

REVENUE MODEL & COMMERCIAL STRATEGY

Wabiam Soluciones Tecnológicas intends to pursue a diversified commercial strategy designed to support near-term operating revenue while developing longer-term opportunities for recurring software relationships. Management currently anticipates that the Company’s business model will combine enterprise software development, technology consulting, process automation services, systems integration, support services, and proprietary SaaS initiatives as part of a broader hybrid commercialization strategy.

The Company expects custom enterprise development and implementation engagements to represent an important component of its near-term commercial activities. Organizations operating with fragmented systems, legacy tools, manual processes, or limited reporting infrastructure frequently require technology solutions tailored to their specific business requirements. The Company intends to pursue opportunities to provide customized software development, process digitization, analytics tools, systems integration, reporting infrastructure, and enterprise technology support designed to address these needs.

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Management believes consulting and implementation engagements may also support the Company’s broader technology development strategy. Customer projects can provide practical insight into recurring business problems, common system limitations, reporting needs, workflow inefficiencies, and implementation challenges. Over time, management believes these insights may assist the Company in identifying software functions that can be standardized, reused, or incorporated into broader proprietary technology offerings.

As the Company expands its technology portfolio, management intends to place greater emphasis on recurring software opportunities through SaaS delivery models, cloud-based business systems, subscription-based software access, enterprise licensing arrangements, and ongoing support relationships. Management believes recurring subscription and licensing models may support customer retention, centralized software administration, product improvement, and long-term business scalability.

The Company may also pursue recurring commercial opportunities associated with software maintenance agreements, technical support services, analytics subscriptions, workflow management tools, cloud-hosted systems, API access, infrastructure support, and customer-specific software customization. The availability and structure of these opportunities will depend on customer needs, deployment requirements, product maturity, and market conditions.

Management expects the Company’s commercial strategy to evolve as customer relationships expand, implementation experience increases, proprietary technologies mature, and reusable software components are developed. The Company may pursue a combination of project-based revenue, recurring software relationships, enterprise licensing arrangements, consulting services, and long-term support engagements depending on market demand and commercialization opportunities.

The Company believes its hybrid operating model may provide flexibility during its early-stage growth by allowing management to pursue service-based revenue opportunities while continuing to develop proprietary technologies and recurring software initiatives. This approach may allow the Company to remain responsive to customer needs while gradually expanding standardized software offerings and SaaS-based products.

Over time, management expects to identify opportunities to convert repeatable customer requirements into reusable software frameworks. These may include reporting tools, process management systems, analytics functionality, approval routing features, integration modules, workflow dashboards, or other business software components capable of supporting recurring subscription or licensing models across multiple customer environments.

The Company’s long-term commercialization strategy is expected to increasingly emphasize recurring customer relationships, centralized software access, reusable technology infrastructure, standardized support models, and scalable SaaS deployment methods. Management believes this evolution may improve implementation efficiency, reduce the need for one-off development work, and support broader commercial deployment as the Company’s software capabilities mature.

As the Company continues to expand, management expects commercialization priorities to remain dependent upon customer adoption, implementation results, infrastructure scalability, product development progress, competitive conditions, financing availability, and broader developments affecting enterprise software and SaaS markets.

Current Operational Focus

Wabiam Soluciones Tecnológicas is currently focused on expanding its enterprise technology capabilities, process automation initiatives, software development activities, and infrastructure deployment strategy. Management’s present priorities include enterprise software implementation opportunities, business process modernization, cloud-based systems development, and the continued evaluation of SaaS commercialization opportunities.

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The Company is also focused on developing software environments designed to support centralized reporting, business coordination, operational visibility, analytics accessibility, and adaptable enterprise deployment across a variety of customer use cases.

Management’s current operational priorities include enterprise software development engagements, process automation initiatives, analytics integration, infrastructure development, customer implementation relationships, recurring software opportunities, and long-term SaaS delivery capabilities.

The Company also expects to continue refining its technology architecture, deployment methodology, commercialization priorities, and infrastructure strategy as customer relationships, implementation experience, and software development activities continue to evolve.

Management believes the Company’s current operational focus may support the continued development of reusable software functionality, recurring customer relationships, adaptable technology infrastructure, and broader commercialization initiatives consistent with the Company’s hybrid operating strategy.

GROWTH STRATEGY & OPERATIONAL DEVELOPMENT

Wabiam Soluciones Tecnológicas intends to pursue a phased growth strategy focused on expanding enterprise technology capabilities, increasing commercial opportunities, developing proprietary software infrastructure, and building recurring customer relationships over time. Management believes the Company’s hybrid operating model may support near-term revenue opportunities while allowing Wabiam to continue developing SaaS products and enterprise software platforms.

The Company’s initial growth initiatives are expected to focus on enterprise software development, process automation projects, systems integration opportunities, technology consulting engagements, and customer implementation relationships. Management believes these activities may help establish operational credibility, deepen customer relationships, and provide practical deployment experience.

These early activities may also help the Company identify recurring customer needs, common process inefficiencies, reporting gaps, and reusable software functionality that can support future proprietary technology development. Management believes customer engagements may serve as an important source of market feedback and product direction as the Company refines its software offerings.

As operations expand, management intends to prioritize reusable software components, cloud-based delivery capabilities, process management systems, analytics functionality, and subscription-oriented software initiatives. The Company believes implementation experience may provide practical insight that supports the development of broader commercial software opportunities and more standardized enterprise solutions.

The Company’s long-term strategy is expected to emphasize recurring software relationships through SaaS delivery models, licensing arrangements, support services, cloud-hosted business systems, and subscription-based technology offerings. Management believes recurring customer relationships may support customer retention, centralized software administration, product improvement, and long-term business scalability.

Management also intends to evaluate strategic partnerships, infrastructure relationships, implementation alliances, regional expansion opportunities, and collaborative technology arrangements where such opportunities may support customer acquisition, software deployment, market access, or technology commercialization objectives.

The Company expects its growth priorities to evolve over time based upon customer demand, software deployment experience, market conditions, infrastructure requirements, technology development progress, and broader trends affecting enterprise software, process automation, operational analytics, cloud infrastructure, and SaaS delivery models.

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As Wabiam expands, management expects additional focus may be directed toward strengthening internal development capabilities, improving cloud infrastructure and reliability, building recurring customer relationships, developing reusable software modules, enhancing systems integration capabilities, expanding implementation resources, and supporting long-term commercial growth.

Management believes the Company’s operational flexibility and hybrid commercialization strategy may allow it to adapt development priorities, customer initiatives, and software deployment strategies as market opportunities evolve and customer requirements become more defined.

The Company may also seek to strengthen organizational infrastructure, internal reporting capabilities, operational oversight, compliance systems, and long-term scalability initiatives in anticipation of future growth, expanded commercialization activities, and broader enterprise development opportunities.

INTELLECTUAL PROPERTY & PROPRIETARY TECHNOLOGY

Wabiam Soluciones Tecnológicas intends to develop, maintain, and expand proprietary software technologies, business systems, process management tools, analytics functionality, and enterprise software solutions as part of its long-term operating and commercialization strategy. Management believes internally developed software assets, reusable technology components, and proprietary development frameworks may represent important elements of the Company’s long-term business value.

The Company’s technology strategy is expected to emphasize the development of reusable software modules, adaptable system frameworks, process automation tools, analytics infrastructure, reporting functionality, and cloud-enabled business systems capable of supporting both customer-specific deployments and broader SaaS commercialization opportunities.

Management believes proprietary technology development may support competitive differentiation, recurring software relationships, implementation efficiency, and long-term software commercialization initiatives. The Company intends to evaluate opportunities to develop internally owned software technologies, deployment frameworks, APIs, analytics tools, business process systems, and customizable enterprise infrastructure that may be utilized across multiple customer environments and commercial applications.

The Company may also pursue ownership, licensing, or control of intellectual property assets including proprietary software code, cloud configurations, workflow systems, analytics technologies, trade secrets, internal development frameworks, databases, trademarks, domain names, technical documentation, customer implementation methods, and related technology assets where management believes such assets may support future commercialization or strategic growth.

Management expects the Company’s customer engagements, implementation activities, consulting experience, and process automation projects may contribute to the ongoing development of reusable software functionality and proprietary technology components. Over time, certain software tools, reporting systems, integration methods, or deployment frameworks developed through customer projects may be adapted into broader platform features, SaaS offerings, or recurring software products, subject to ownership rights, customer agreements, and applicable contractual restrictions.

The Company may seek to protect certain intellectual property assets and proprietary technologies through contractual protections, confidentiality arrangements, licensing structures, operational controls, trademark filings, domain registrations, source code management procedures, internal access controls, and other measures management believes appropriate. However, management recognizes that the protection of software technologies, business methods, development frameworks, and proprietary infrastructure may present ongoing legal, operational, and competitive challenges.

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As the Company expands its technology initiatives, management expects intellectual property development and proprietary software infrastructure to remain important components of its broader business strategy, particularly with respect to SaaS delivery models, process automation tools, analytics systems, enterprise reporting functionality, and scalable business software platforms.

LONG-TERM OBJECTIVES

Wabiam Soluciones Tecnológicas intends to develop operational infrastructure, reporting capabilities, organizational systems, and scalable enterprise technology operations designed to support long-term commercialization initiatives and sustainable business growth. Management believes disciplined operational development, scalable software infrastructure, recurring customer relationships, and organizational maturity may represent important components of the Company’s long-term strategic objectives.

As the Company expands its enterprise technology initiatives, management expects to continue strengthening operational oversight, internal reporting systems, infrastructure scalability, commercialization procedures, and organizational processes designed to support broader enterprise operations and long-term business development initiatives. The Company intends to prioritize operational flexibility, disciplined technology deployment, scalable infrastructure development, and recurring software commercialization opportunities as part of its long-term strategy.

Management also intends to continue evaluating opportunities to expand proprietary software technologies, workflow automation systems, analytics infrastructure, operational intelligence tools, and cloud-based SaaS initiatives capable of supporting recurring commercial relationships and scalable enterprise deployment opportunities. The Company believes long-term enterprise value creation may depend significantly upon its ability to commercialize reusable software technologies, strengthen customer relationships, and establish scalable recurring operational infrastructure.

The Company may also seek to strengthen governance procedures, compliance systems, operational controls, financial reporting infrastructure, administrative capabilities, and organizational oversight processes as operational activities and commercialization initiatives continue to expand. Management believes scalable reporting infrastructure and operational discipline may become increasingly important as the Company pursues broader commercialization initiatives and long-term operational growth.

As part of its broader strategic objectives, the Company may evaluate opportunities involving strategic partnerships, collaborative technology initiatives, operational alliances, infrastructure relationships, software licensing opportunities, and other commercial arrangements where management believes such initiatives may support long-term operational scalability or technology commercialization efforts.

Management also believes the Company’s hybrid operational model may provide flexibility during its development and commercialization phases by allowing the organization to pursue enterprise implementation opportunities, customer development activities, proprietary technology initiatives, and scalable SaaS deployment strategies simultaneously while adapting to changing market conditions and operational priorities.

Over time, the Company intends to continue refining its operational focus, commercialization priorities, infrastructure capabilities, and long-term strategic initiatives based upon customer demand, deployment experience, software commercialization opportunities, operational scalability requirements, technological developments, and evolving enterprise software market conditions.

The Company’s long-term objectives are expected to include the continued development of scalable enterprise software infrastructure, recurring customer relationships, proprietary operational technologies, SaaS deployment capabilities, workflow automation systems, analytics functionality, and operational management solutions designed to support sustainable business growth and long-term commercialization initiatives.

EMERGING MARKETS STRATEGY

Wabiam Soluciones Tecnológicas intends to focus a portion of its long-term operational strategy on opportunities within emerging and operationally underserved markets where management believes increasing demand exists for scalable enterprise software infrastructure, workflow automation technologies, operational analytics systems, and adaptable digital operational tools.

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Management believes many organizations operating within emerging markets continue to face challenges associated with fragmented technology environments, limited access to scalable enterprise software infrastructure, manual operational workflows, inconsistent reporting systems, and high implementation costs associated with traditional enterprise software ecosystems. The Company believes these market conditions may create opportunities for technology providers capable of delivering flexible, customizable, and cost-effective operational technologies designed to address evolving business requirements.

The Company also believes many emerging markets continue to experience increasing rates of enterprise digitization, cloud adoption, mobile infrastructure expansion, cross-border commercial activity, and operational modernization initiatives. Management believes these trends may contribute to growing demand for scalable workflow systems, centralized reporting tools, analytics functionality, cloud-based operational infrastructure, and enterprise automation technologies.

Management expects the Company’s operational strategy within emerging markets to emphasize deployment flexibility, implementation adaptability, scalable cloud infrastructure, workflow customization capabilities, and operational accessibility designed to support organizations operating across diverse commercial and infrastructure environments. The Company believes businesses operating within developing technology environments may require solutions capable of integrating with existing operational systems while remaining scalable and cost-efficient.

The Company may also seek to support organizations operating within trade, logistics, operational management, financial coordination, and cross-border commercial environments where management believes workflow inefficiencies, operational fragmentation, and infrastructure limitations may create opportunities for enterprise modernization and scalable operational technologies.

Management believes the Company’s hybrid operational model may provide flexibility within emerging markets by allowing the organization to pursue enterprise implementation projects, operational consulting opportunities, workflow modernization initiatives, and recurring SaaS commercialization efforts simultaneously while adapting deployment strategies to specific customer and regional requirements.

As the Company expands its operational activities, management expects its emerging markets strategy to continue evolving based upon infrastructure conditions, customer demand, operational deployment experience, commercialization opportunities, regulatory environments, and broader enterprise digitization trends affecting targeted commercial markets.

OPERATIONAL INFRASTRUCTURE & DEPLOYMENT STRATEGY

Wabiam Soluciones Tecnológicas intends to develop operational infrastructure and software deployment capabilities designed to support scalable enterprise implementation, cloud-based accessibility, workflow automation initiatives, analytics integration, and long-term SaaS commercialization opportunities.

Management expects the Company’s deployment strategy to emphasize modular architecture, interoperability, centralized infrastructure management, scalable cloud deployment, and flexible implementation capabilities capable of adapting to a variety of customer operational environments and technology requirements.

The Company intends to prioritize operational flexibility in order to support businesses operating across fragmented technology environments, legacy infrastructure systems, and evolving enterprise operational frameworks. Management believes many organizations require adaptable deployment solutions capable of integrating with existing operational systems while minimizing implementation disruption and maintaining scalability as operational requirements evolve.

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The Company’s operational infrastructure strategy may include cloud-based deployment environments, centralized software management systems, remote accessibility capabilities, operational analytics integration, API connectivity, workflow automation infrastructure, and scalable reporting systems designed to support recurring operational functionality and enterprise deployment scalability.

Management expects the Company’s infrastructure development initiatives to focus on operational reliability, scalability, deployment efficiency, software maintainability, interoperability, and centralized infrastructure oversight. The Company believes scalable infrastructure management may become increasingly important as customer implementations, recurring software relationships, and SaaS commercialization activities expand over time.

The Company also intends to evaluate infrastructure solutions capable of supporting distributed operational environments, remote enterprise accessibility, mobile-enabled operational workflows, centralized reporting functionality, and evolving customer operational requirements. Management believes cloud-enabled deployment infrastructure may support long-term operational scalability, recurring software deployment opportunities, customer accessibility, and centralized software maintenance initiatives.

As operational activities expand, management expects infrastructure priorities to continue evolving based upon customer deployment requirements, workflow complexity, scalability considerations, operational reliability initiatives, cybersecurity requirements, infrastructure performance, and broader developments affecting enterprise software deployment environments.

STRATEGIC ADVANTAGES & COMPETITIVE DIFFERENTIATORS

Management believes Wabiam Soluciones Tecnológicas may be positioned to compete within evolving enterprise software, process automation, SaaS, and business technology markets through a combination of flexibility, practical implementation capabilities, customer-specific configuration, and a hybrid commercial model.

The Company’s strategy differs from many traditional enterprise software providers by combining custom software development, systems integration, consulting, process optimization, and SaaS development within a single operating model. Management believes this structure may provide flexibility during the Company’s development and commercialization phases by allowing Wabiam to pursue customer-specific engagements while continuing to build reusable software tools and recurring technology offerings.

Management also believes the Company’s emphasis on modular architecture, adaptable deployment, customer-specific implementation, and systems interoperability may allow Wabiam to support organizations with varying levels of technology maturity. Many businesses, particularly in emerging or operationally underserved markets, require practical technology solutions that can be implemented within existing business systems rather than large, complex software deployments requiring extensive infrastructure changes.

The Company does not currently intend to compete directly with large enterprise software vendors on the basis of scale, market share, or broad platform dominance. Instead, management intends to focus on flexibility, implementation efficiency, customization, practical business use cases, and technology solutions designed for organizations seeking alternatives to highly complex or inflexible enterprise software ecosystems.

Management further believes the Company’s focus on emerging and operationally underserved markets may create opportunities to support customers facing fragmented systems, limited analytics access, manual processes, inconsistent reporting, and business modernization requirements. Wabiam’s ability to provide tailored software solutions, implementation support, and scalable infrastructure may help distinguish the Company from larger providers that may not prioritize smaller, regional, or specialized customer environments.

The Company also believes experience gained through customer implementation projects, consulting engagements, systems integration work, and process automation initiatives may contribute to the development of reusable software functionality over time. Management expects that recurring customer needs identified through these engagements may help inform future product development, SaaS functionality, and broader commercialization opportunities.

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As the Company expands, management expects its competitive positioning to continue evolving based upon customer demand, implementation experience, software development progress, infrastructure capabilities, market conditions, and broader trends affecting enterprise software and SaaS markets.

CUSTOMER IMPLEMENTATION METHODOLOGY

Wabiam Soluciones Tecnológicas intends to pursue a customer implementation approach focused on operational assessment, workflow analysis, scalable deployment planning, infrastructure integration, and long-term operational support designed to assist organizations in modernizing operational systems and improving enterprise efficiency.

Management believes successful enterprise software deployment frequently requires operational customization, implementation flexibility, workflow integration planning, and ongoing infrastructure support tailored to specific customer operational environments and organizational requirements. The Company intends to evaluate customer implementation opportunities through a phased operational methodology designed to support scalable deployment and operational adaptability.

The Company’s implementation process may begin with operational analysis and workflow evaluation designed to identify inefficiencies, fragmented systems, reporting limitations, infrastructure constraints, operational bottlenecks, and enterprise automation opportunities. Management believes this assessment process may assist the Company in identifying operational requirements and scalable deployment opportunities aligned with customer objectives.

Following operational assessment activities, the Company may pursue customized deployment planning, systems integration initiatives, workflow automation implementation, reporting infrastructure configuration, analytics integration, and operational customization activities depending upon customer requirements and deployment scope.

Management expects the Company’s implementation strategy to emphasize scalability, interoperability, operational continuity, and deployment adaptability in order to support organizations operating across varying infrastructure environments and operational complexity levels. The Company may also provide ongoing implementation support, operational optimization assistance, infrastructure refinement, workflow adjustment services, and recurring support initiatives following initial deployment activities.

As the Company expands its SaaS and recurring software initiatives, management expects implementation methodologies to continue evolving toward increasingly scalable deployment models, centralized infrastructure management, recurring customer support frameworks, and standardized operational onboarding procedures capable of supporting broader commercialization opportunities.

Management believes enterprise implementation experience and customer deployment activities may also contribute to the Company’s broader software development initiatives by identifying recurring workflow requirements, operational inefficiencies, infrastructure limitations, and reusable software opportunities capable of supporting future product development and scalable commercialization efforts.

SUMMARY

Wabiam Soluciones Tecnológicas is positioning itself as an enterprise technology and software solutions company focused on workflow automation, operational analytics, scalable SaaS technologies, and enterprise infrastructure modernization initiatives designed to support evolving operational and commercial environments.

Management believes increasing demand for operational efficiency, cloud-based infrastructure, workflow automation, analytics accessibility, and scalable enterprise software solutions may create meaningful long-term opportunities for technology providers capable of delivering flexible and adaptable operational technologies across emerging and operationally underserved markets.

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The Company intends to pursue a hybrid operational strategy combining enterprise software development, consulting, workflow automation initiatives, systems integration services, and proprietary SaaS development efforts as part of its broader commercialization and growth strategy. Management believes this approach may support both near-term operational opportunities and the gradual development of scalable recurring software infrastructure over time.

As the Company expands its operational activities, management intends to continue focusing on scalable technology development, operational discipline, infrastructure growth, recurring customer relationships, and commercialization initiatives designed to support long-term enterprise value creation and sustainable operational growth.

The Company’s strategic objectives are expected to continue evolving based upon customer demand, deployment experience, commercialization opportunities, infrastructure scalability requirements, and broader developments affecting enterprise software, workflow automation, analytics systems, cloud infrastructure, and SaaS deployment environments.

Management believes the Company’s emphasis on operational flexibility, scalable infrastructure, customizable technology deployment, and recurring software commercialization initiatives may position the Company to pursue long-term opportunities within evolving enterprise technology markets.

COMPANY HISTORY

Glow Holdings, Inc. was incorporated in the State of Nevada on September 5, 1997 under the name Universal Funding Services, Inc. The Company subsequently underwent several corporate name changes, including Universal Reduction Melting Technologies, Inc. in 1999, Internet Solutions for Business, Inc. in 2005, GlobalOne Real Estate, Inc. in 2005, and Glow Holdings, Inc. in 2011.

From time to time, the Company engaged in limited operations, restructuring activities, and corporate reorganization efforts. On February 22, 2024, the District Court of Clark County, Nevada appointed JUDD Holding Corp as custodian of the Company pursuant to Nevada custodianship proceedings. On October 11, 2024, the court entered an order discharging the custodian and returning corporate control to the Company’s Board of Directors.

On October 10, 2025, the Financial Industry Regulatory Authority (“FINRA”) processed a 1-for-150 reverse stock split of the Company’s common stock.

On October 29, 2025, the Company acquired 100% of the membership interests of TeleCare Home Health LLC, a Texas limited liability company, in a transaction involving entities affiliated with the Company’s then-management. Following the acquisition, TeleCare Home Health LLC became the Company’s wholly owned operating subsidiary and generated substantially all of the Company’s reported revenue during the period ended March 31, 2026.

In April 2026, Patient Path LLC, an entity controlled by Alonzo V. Pierce, entered into a Stock Purchase Agreement with Daniela Carolina Mujica Chacon pursuant to which Patient Path LLC agreed to sell to Ms. Mujica Chacon: (i) 1,560,000 shares of the Company’s common stock and (ii) 700,000 shares of the Company’s Special 2024 Series B Preferred Stock, representing the Company’s controlling equity interests.

In connection with the transaction, Alonzo V. Pierce resigned from all officer and director positions with the Company effective upon appointment of his successor, and Daniela Carolina Mujica Chacon accepted appointment as the Company’s sole director, President, Treasurer, Secretary, and Chief Financial Officer.

In May 2026, the Company entered into a strategic business transition initiative focused on the acquisition and development of enterprise technology, workflow systems, software infrastructure, operational analytics technologies, and related intellectual property assets associated with the “Wabiam Soluciones Tecnológicas” business platform (“Wabiam”). In connection with this transition, on June 1, 2026, the Company entered into a Technology Asset Purchase Agreement with Ana Teresa Lopez pursuant to which the Company acquired certain software assets, development-stage technologies, operational methodologies, branding assets, databases, workflows, business materials, and related intellectual property and technology rights associated with Wabiam.

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Wabiam is not a separate legal entity, but rather a business platform, operating initiative, and commercial identity associated with software development, workflow optimization, operational analytics, enterprise integration, and scalable SaaS technologies intended to support finance, trade, logistics, operational management, and enterprise coordination activities.

Following the change in control transaction and strategic business transition, the Company began repositioning its operations toward enterprise technology development, workflow automation systems, operational analytics infrastructure, AI-enhanced business tools, and scalable software commercialization initiatives associated with the Wabiam platform and related technologies. The Company may, at a future date, evaluate a potential corporate rebranding or name change intended to align the Company’s public identity with its evolving business operations and strategic direction.

Management will evaluate the Company's existing operations and assets in connection with its broader strategic transition toward enterprise software, workflow automation, operational analytics, and SaaS-related activities associated with the Wabiam platform. The Company may evaluate various strategic alternatives with respect to certain legacy operations and assets as part of this transition; however, no definitive decisions have been made as of the date of this Registration Statement.

ITEM 1A. RISK FACTORS.

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this Registration Statement, before making an investment decision. If any of the following risks actually occur, our business, financial condition, results of operations, and prospects could be materially and adversely affected. In such event, the trading price of our securities could decline, and investors could lose all or part of their investment.

The risks described below are not the only risks facing the Company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business operations.

RISKS RELATED TO OUR BUSINESS AND OPERATIONS

We are in the early stages of transitioning our business operations toward enterprise technology, software infrastructure, workflow automation, operational analytics, AI-enhanced business tools, and SaaS-related activities associated with the Wabiam business platform, and we have limited operating history in our current strategic business direction.

The Company recently underwent a change in control and strategic business transition involving the acquisition of certain intellectual property, software assets, development-stage technologies, operational methodologies, and related business assets associated with the Wabiam platform. Although the Company currently maintains limited operating activities through existing subsidiary operations, the Company’s enterprise technology and SaaS-related activities remain in early stages of development and commercialization.

Our limited operating history in our current strategic business direction makes it difficult to evaluate our future prospects, business model, commercialization strategy, and likelihood of long-term success. We may not be successful in developing, commercializing, or scaling our software technologies, workflow systems, operational analytics tools, or SaaS initiatives, and there can be no assurance that such activities will generate sustainable revenue or profitability.

Investors should consider the risks, uncertainties, and challenges frequently encountered by companies undergoing business transitions, implementing new operational strategies, and developing emerging technology and software-related businesses.

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Our business strategy may not be successful, and our technologies and software initiatives may not achieve commercial adoption.

Our business strategy is focused on the development and commercialization of enterprise software solutions, workflow systems, operational analytics infrastructure, AI-enhanced business tools, and scalable SaaS technologies. The successful execution of this strategy depends on numerous factors, including software development execution, customer adoption, competitive positioning, capital availability, infrastructure scalability, and market acceptance.

There can be no assurance that customers will adopt our technologies, that our products and services will perform as intended, or that our software initiatives will achieve commercial viability. Failure to successfully develop or commercialize our technologies could materially and adversely affect our business and prospects.

We may require additional capital to execute our business plan, and such capital may not be available on acceptable terms or at all.

The development and commercialization of software technologies, enterprise systems, operational infrastructure, and SaaS platforms may require substantial capital investment. We may require additional financing to support software development, personnel, infrastructure, commercialization efforts, customer acquisition, regulatory compliance, and working capital requirements. There can be no assurance that additional financing will be available when needed or on terms acceptable to us. Any future equity financings may result in substantial dilution to existing stockholders, and debt financings may impose restrictive covenants or repayment obligations. If we are unable to obtain adequate financing, we may be required to delay, scale back, or discontinue portions of our business strategy or operations.

Our success depends on key members of management, and the loss of their services could adversely affect our business.

Our operations and strategic initiatives are substantially dependent upon the continued services, experience, and efforts of our executive management and key personnel. Because the Company is in the early stages of its strategic business transition, the loss of one or more members of management could disrupt operations, delay software development activities, impair commercialization efforts, or adversely affect our ability to execute our business plan.

We do not currently maintain key person insurance and may experience difficulty attracting and retaining qualified personnel, developers, engineers, consultants, or other technical resources necessary to support our operations and growth initiatives.

We face significant competition, including from companies with greater financial resources, operating histories, and technological capabilities.

The enterprise software, SaaS, workflow automation, operational analytics, and AI-enhanced technology industries are highly competitive and rapidly evolving. We expect to compete with a broad range of software providers, enterprise technology companies, systems integration firms, workflow automation providers, analytics companies, and internally developed enterprise systems utilized by large organizations.

Many of our competitors have substantially greater financial resources, established customer relationships, technological capabilities, operating histories, infrastructure, marketing resources, and personnel than we do. These competitors may be able to develop technologies more rapidly, offer more favorable pricing, provide broader service offerings, or respond more effectively to changing market conditions than we can. Our inability to compete effectively could materially and adversely affect our business, financial condition, and results of operations.

Our operations may be subject to risks associated with international activities and emerging markets.

The Company intends to pursue business opportunities involving international markets and cross-border commercial activities, including opportunities involving emerging and operationally underserved markets. Operating internationally may expose the Company to risks including political instability, economic volatility, changes in laws or regulations, labor disruptions, foreign exchange fluctuations, taxation issues, trade restrictions, civil disturbances, infrastructure limitations, and difficulties enforcing contractual rights. Governments in certain jurisdictions may impose new or modified regulations, restrictions, taxes, or operational requirements that could adversely affect our ability to conduct business or increase our operating costs.

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We may be subject to cybersecurity, data protection, privacy, and system integrity risks.

Our operations may involve the collection, storage, processing, transmission, and analysis of operational, commercial, or customer-related data utilizing software systems, cloud infrastructure, databases, and third-party platforms. As a result, we may be subject to cybersecurity risks, unauthorized access attempts, system failures, ransomware attacks, data breaches, software vulnerabilities, service interruptions, or other technology-related disruptions. Any material cybersecurity incident, data breach, infrastructure failure, or disruption to our systems or third-party service providers could adversely affect our operations, reputation, customer relationships, and financial condition.

Our technologies, analytics systems, automation tools, and AI-enhanced systems may not function as intended.

Our business strategy involves the development and utilization of workflow systems, operational analytics tools, AI-enhanced technologies, automation systems, and enterprise software platforms. These technologies may contain errors, defects, inaccuracies, design limitations, interoperability issues, scalability limitations, or other technical problems. AI-enhanced systems and analytical tools may generate inaccurate outputs, incomplete analyses, or unintended results, which could reduce customer confidence, impair operational effectiveness, or expose the Company to contractual disputes or reputational harm.

Our historical revenue was generated by TeleCare Home Health LLC, which is not part of our current Wabiam-related enterprise technology strategy.

Substantially all of the Company’s reported revenue for the year ended December 31, 2025 and the three months ended March 31, 2026 was generated by TeleCare Home Health LLC, the Company’s wholly owned subsidiary acquired in October 2025. The Company has not generated revenue from Wabiam, Wabiam Soluciones Tecnológicas, or any enterprise technology, software infrastructure, workflow automation, operational analytics, AI-enhanced business tool, or SaaS-related business initiative.

The Company’s current strategic focus is centered on Wabiam-related enterprise technology and SaaS-related business activities. Management may evaluate strategic alternatives with respect to TeleCare Home Health LLC or its related business operations, including continued ownership, disposition, separation, transfer, or other restructuring transaction. If the Company disposes of, separates, transfers, winds down, or otherwise ceases to consolidate TeleCare Home Health LLC, the Company may lose substantially all of its historical revenue-generating operations.

Investors should not view the Company’s historical TeleCare-related revenue as indicative of future revenue from the Company’s current Wabiam-related business strategy. There can be no assurance that the Company will successfully generate revenue from Wabiam-related operations or that any such revenue will be sufficient to sustain operations.

RISKS RELATED TO INTELLECTUAL PROPERTY AND TECHNOLOGY

We recently acquired development-stage intellectual property and technology assets, and there can be no assurance regarding their future commercial value.

In June 2026, the Company acquired certain intellectual property, software assets, development-stage technologies, workflows, branding assets, operational methodologies, and related technology rights associated with the Wabiam platform. Certain of these assets remain in development stages and may require substantial additional development, testing, refinement, commercialization efforts, or infrastructure investment prior to generating meaningful commercial value.

There can be no assurance that the acquired assets will successfully support commercial operations, generate recurring revenue, or provide the Company with sustainable competitive advantages.

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We do not currently own significant registered intellectual property protections, and our ability to protect proprietary technologies may be limited.

We do not currently own significant issued patents or extensive registered intellectual property protections relating to our technologies, software systems, workflows, operational methodologies, or analytics platforms. Our business may rely substantially on trade secrets, proprietary know-how, internal development practices, contractual protections, and commercially available technologies. Competitors or third parties may independently develop similar technologies, methodologies, workflows, or systems without violating our rights. Our inability to adequately protect our intellectual property or proprietary technologies could adversely affect our competitive position and business prospects.

We may rely on third-party software, cloud infrastructure, development tools, and technology platforms.

Our operations may depend upon third-party software systems, hosting services, APIs, cloud infrastructure providers, development frameworks, data services, and commercially available software platforms. Any disruption, limitation, pricing increase, termination, service degradation, or incompatibility involving such third-party technologies could adversely affect our operations, development activities, or commercialization efforts.

RISKS RELATED TO CHANGE IN CONTROL AND CORPORATE TRANSITION

The Company recently underwent a change in control and strategic business transition, which may create operational, governance, and execution risks.

In April 2026, the Company underwent a change in control transaction involving the transfer of the Company’s controlling equity interests and the appointment of new management. The Company is also currently transitioning its strategic direction toward enterprise software, operational analytics, workflow systems, and SaaS-related activities associated with the Wabiam platform. Business transitions of this nature involve significant operational, financial, organizational, governance, and execution risks. There can be no assurance that the Company will successfully implement its strategic transition, integrate acquired technology assets, or achieve anticipated operational objectives.

The Company may pursue a future corporate name or trading symbol change, which may create temporary market confusion.

The Company may, at a future date, evaluate a potential corporate rebranding, legal name change, or trading symbol change intended to align the Company’s public identity with its evolving business operations and strategic direction. Any such changes would require regulatory processing, including review by FINRA and other applicable parties.

During any transition period in which the Company’s legal name, operating brand, and trading symbol are not aligned, investors and market participants may experience confusion, which could adversely affect trading activity, liquidity, market perception, and the market price of the Company’s securities.

RISKS RELATED TO OUR SECURITIES

Voting control of the Company is concentrated in a single stockholder, which limits the ability of other stockholders to influence corporate matters.

Following the change in control transaction completed in April 2026, Daniela Carolina Mujica Chacon beneficially controls a majority of the Company’s voting power through ownership of the Company’s controlling common stock and Special 2024 Series B Preferred Stock. As a result, Ms. Mujica Chacon has the ability to control matters submitted to stockholders for approval, including the election of directors, amendments to governing documents, approval of financings, acquisitions, business combinations, and other significant corporate transactions. This concentration of control may delay, prevent, or discourage changes in control or other transactions that minority stockholders may consider favorable.

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We may issue additional shares of common stock or preferred stock in the future, which could dilute existing stockholders.

Our Articles of Incorporation authorize the issuance of additional shares of common stock and preferred stock without further stockholder approval, except as required by applicable law. We may issue additional securities in connection with financings, acquisitions, compensation arrangements, debt settlements, strategic relationships, or other corporate purposes. Any future issuance of securities may dilute existing stockholders and could adversely affect the market price of our securities.

Our common stock is quoted on the OTC Markets and may be subject to limited liquidity and substantial volatility.

Our common stock is quoted on the OTC Markets. Securities quoted on the OTC Markets frequently experience limited liquidity, reduced trading volume, substantial price volatility, limited analyst coverage, and reduced institutional investor participation compared to securities listed on national securities exchanges. As a result, stockholders may experience difficulty buying or selling shares at desired prices or at all. The market price of our common stock may fluctuate significantly and may not reflect the underlying value of our business or assets.

Our common stock may be deemed a “penny stock,” which may reduce liquidity and investor interest.

If our common stock is deemed to constitute a “penny stock” under applicable securities laws, broker-dealers may become subject to additional regulatory requirements relating to transactions involving our securities. These requirements may discourage broker-dealers from recommending or executing transactions in our securities, which could adversely affect liquidity and investor interest.

We do not intend to pay dividends on our common stock for the foreseeable future.

We have never declared or paid dividends on our common stock and do not currently intend to pay dividends in the foreseeable future. We presently intend to retain any future earnings to support operations, software development activities, commercialization initiatives, infrastructure expansion, and business growth.

RISKS RELATED TO BEING A REPORTING COMPANY

We will incur substantial costs as a reporting company, which may strain our financial resources.

Upon effectiveness of this Registration Statement, the Company will become subject to the reporting requirements of the Securities Exchange Act of 1934, including the obligation to file annual, quarterly, and current reports with the SEC. Compliance with these obligations will require substantial accounting, legal, compliance, auditing, administrative, and management resources. These costs may be significant relative to the Company’s current scale of operations and may divert resources from business development and commercialization activities.

We may have difficulty maintaining effective internal controls over financial reporting.

As a reporting company, we will be required to maintain effective disclosure controls and internal controls over financial reporting. Given our limited operating history in our current strategic business direction, limited personnel, evolving operational structure, and reliance on third-party service providers, we may experience difficulty designing, implementing, and maintaining effective internal controls. If we fail to maintain effective internal controls, we may be unable to accurately report our financial results or comply with SEC reporting obligations, which could result in regulatory scrutiny, restatements, loss of investor confidence, or other adverse consequences.

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Failure to comply with reporting obligations could adversely affect our business and securities.

Failure to timely file required reports or otherwise comply with applicable securities laws, SEC regulations, OTC Markets requirements, or other reporting obligations could result in enforcement actions, fines, trading suspensions, reduced market visibility, or removal from quotation on the OTC Markets. Any such actions could materially and adversely affect our business, reputation, operations, and the liquidity or market price of our securities.

ITEM 2. FINANCIAL INFORMATION

The following discussion and analysis of the Company’s financial condition and results of operations should be read together with the Company’s audited consolidated financial statements for the years ended December 31, 2025 and December 31, 2024, the Company’s unaudited interim consolidated financial statements for the three months ended March 31, 2026 and March 31, 2025, and the related notes included elsewhere in this Registration Statement.

This discussion contains forward-looking statements that involve risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed under “Risk Factors” and elsewhere in this Registration Statement.

Overview

Glow Holdings, Inc. is a Nevada corporation currently undergoing a strategic business transition toward enterprise technology, workflow automation, operational analytics, AI-enhanced business tools, software infrastructure, and SaaS-related business initiatives associated with the Wabiam Soluciones Tecnológicas platform.

Although the Company generated revenue through TeleCare Home Health LLC during the periods presented, the Company’s current strategic focus is centered on the development and commercialization of enterprise technology, workflow automation, operational analytics, AI-enhanced business tools, software infrastructure, and SaaS-related initiatives associated with the Wabiam Soluciones Tecnológicas platform. TeleCare Home Health LLC is not part of the Company’s current Wabiam-related enterprise technology strategy.

Management is evaluating the Company’s historical operations and legacy assets in connection with its broader strategic transition. The Company may evaluate strategic alternatives with respect to TeleCare Home Health LLC or its related business operations, including continued ownership, disposition, separation, transfer, or other restructuring transaction. As of the date of this Registration Statement, no definitive transaction has been completed. Accordingly, investors should not view the Company’s historical TeleCare-related revenue as indicative of future revenue from the Company’s Wabiam-related business strategy.

The Company has not generated revenue from Wabiam, Wabiam Soluciones Tecnológicas, or any enterprise software, workflow automation, operational analytics, AI-enhanced technology, or SaaS-related business initiatives. The Company’s Wabiam-related business activities remain in the early stages of development, evaluation, and commercialization. Accordingly, the Company’s historical TeleCare-related revenue should not be viewed as indicative of future revenue from the Company’s current Wabiam-related business strategy.

Following the April 2026 change in control and the Company’s June 2026 acquisition of certain technology assets, software-related rights, business materials, intellectual property rights, and related proprietary assets associated with Wabiam, management began repositioning the Company’s business strategy toward enterprise technology and SaaS-related activities. These activities remain in the early stages of development and commercialization. There can be no assurance that the Company will successfully develop or commercialize the acquired technology assets, generate revenue from Wabiam-related operations, or establish recurring software, licensing, consulting, or SaaS-related revenue.

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Selected Financial Data

The following table sets forth selected financial information for the periods indicated. The annual financial information has been derived from the Company’s audited consolidated financial statements. The interim financial information has been derived from the Company’s unaudited interim consolidated financial statements.

Period Ended	Revenue	Net Income (Loss)	Total Assets	Total Liabilities
March 31, 2026	$244,554	$31,689	$31,072	$205,817
December 31, 2025	$139,706	$(170,986)	$554	$206,987
December 31, 2024	$0	$97,153	$10,350	$32,150

The selected financial data above should be read in conjunction with the Company’s financial statements and related notes included elsewhere in this Registration Statement. Historical operating results should not be viewed as indicative of future results, particularly because the Company has undergone changes in control, management, business focus, and operating strategy.

Results of Operations

Three Months Ended March 31, 2026 Compared to Three Months Ended March 31, 2025.

Revenue

For the three months ended March 31, 2026, the Company generated revenue of $244,554, compared to $0 for the three months ended March 31, 2025. The revenue generated during the three months ended March 31, 2026 was generated entirely by TeleCare Home Health LLC. The Company did not own TeleCare Home Health LLC during the comparable prior-year period and had not commenced meaningful operating activities during the three months ended March 31, 2025.

The Company has not generated revenue from its Wabiam-related enterprise technology, software, workflow automation, operational analytics, or SaaS-related initiatives.

Operating Expenses

For the three months ended March 31, 2026, the Company incurred operating expenses of $204,115, compared to $0 for the three months ended March 31, 2025. Operating expenses for the 2026 interim period consisted primarily of payroll and benefits, contractor fees, rent, professional fees, bank fees, software subscriptions, and miscellaneous expenses associated primarily with TeleCare Home Health LLC operations and general corporate activities.

The Company did not report comparable operating expenses during the three months ended March 31, 2025 because the Company had not yet commenced meaningful operating activities and had not yet acquired TeleCare Home Health LLC.

Other Expense

For the three months ended March 31, 2026, the Company recorded interest expense of $8,750, related to late fees accrued on the convertible promissory note issued to JUDD Holding Corp. No comparable other expense was recorded during the three months ended March 31, 2025.

Net Income

For the three months ended March 31, 2026, the Company reported net income of $31,689, compared to $0 for the three months ended March 31, 2025. The net income during the 2026 interim period was attributable to TeleCare Home Health LLC operations and should not be viewed as indicative of future profitability from the Company’s current Wabiam-related business strategy.

Year Ended December 31, 2025 Compared to Year Ended December 31, 2024

Revenue

For the year ended December 31, 2025, the Company generated revenue of $139,706, compared to $0 for the year ended December 31, 2024. The revenue generated during 2025 was generated through TeleCare Home Health LLC following its acquisition by the Company on October 29, 2025.

The Company did not generate revenue during the year ended December 31, 2024. The Company also did not generate revenue from Wabiam-related enterprise technology, software, workflow automation, operational analytics, or SaaS-related business initiatives during either period.

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Operating Expenses

For the year ended December 31, 2025, the Company incurred operating expenses of $310,692, compared to operating expenses of $16,222 for the year ended December 31, 2024. The increase in operating expenses was primarily attributable to the commencement of operating activities, TeleCare Home Health LLC-related expenses, stock-based compensation, non-cash settlement activity, contractor fees, professional fees, regulatory expenses, transfer agent costs, late fees, and other general and administrative expenses.

Operating expenses for the year ended December 31, 2024 consisted primarily of limited general and administrative expenses during a period in which the Company had limited operations.

Other Income and Expense

For the year ended December 31, 2024, the Company recorded other income related to the reduction of certain historical liabilities and other expense related to the write-off of certain historical current assets due to the lack of available historical records. No comparable other income or expense was recorded during the year ended December 31, 2025.

Net Income (Loss)

For the year ended December 31, 2025, the Company reported a net loss of $170,986, compared to net income of $97,153 for the year ended December 31, 2024. The net loss for 2025 was primarily attributable to operating expenses incurred in connection with the Company’s resumed operations, TeleCare Home Health LLC operations, professional fees, contractor costs, stock-based compensation, non-cash settlement activity, late fees, and other general and administrative expenses.

The net income reported for 2024 resulted primarily from accounting adjustments related to the reduction of historical liabilities and should not be viewed as indicative of recurring operating profitability.

Liquidity and Capital Resources

As of March 31, 2026, the Company had cash of $31,072 and total current liabilities of $205,817. As of December 31, 2025, the Company had cash of $554 and total current liabilities of $206,987. The Company had a working capital deficit as of both March 31, 2026 and December 31, 2025.

The Company’s current liabilities as of March 31, 2026 included a convertible promissory note payable to JUDD Holding Corp in the amount of $122,500, a bridge loan of $10,000, a loan payable of $5,000, and related-party obligations of approximately $68,317. The JUDD Holding Corp note matures on September 1, 2026 and is convertible into shares of the Company’s common stock at the option of the holder in accordance with its terms. If converted, the note could result in significant dilution to existing stockholders.

The Company has historically funded its operations through limited operating revenue, related-party advances, private financing transactions, bridge loans, and other financing arrangements. The Company expects that it may require additional capital to support its business transition, satisfy existing obligations, develop and commercialize the Wabiam-related technology assets, fund professional fees and public company compliance costs, and support working capital requirements.

There can be no assurance that additional financing will be available when needed or on acceptable terms. If the Company is unable to obtain additional capital, generate sufficient operating revenue, or negotiate extensions or settlements of existing obligations, the Company may be required to delay, reduce, or discontinue portions of its business strategy.

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Cash Flows

For the three months ended March 31, 2026, net cash provided by operating activities was $20,519. Net cash provided by financing activities was $10,000, resulting from proceeds received from a bridge loan. The Company had no cash flows from investing activities during the period.

For the year ended December 31, 2025, the Company’s cash flows were affected by limited operating activity, non-cash stock-based compensation, non-cash debt settlement activity, related-party advances, private placement proceeds, and general corporate expenses. The Company’s cash position remained limited at December 31, 2025.

Going Concern

The Company’s financial statements have been prepared assuming that the Company will continue as a going concern. The Company has a history of limited operations, accumulated deficits, working capital deficits, limited cash resources, and significant current obligations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Management intends to address these conditions through a combination of revenue generation, financing transactions, debt settlements or extensions, related-party support, strategic relationships, and the continued development of the Company’s enterprise technology and SaaS-related business initiatives. However, there can be no assurance that management’s plans will be successful or that the Company will be able to continue as a going concern.

Related-Party Transactions

The Company has engaged in transactions involving related parties, former management, control persons, and affiliated entities. These transactions include related-party advances from former management, the acquisition of TeleCare Home Health LLC from an entity controlled by former management, the issuance and settlement of a promissory note related to such acquisition, distributions and payments to or on behalf of former management, and the April 2026 change in control transaction involving the transfer of controlling equity interests to Daniela Carolina Mujica Chacon.

As of March 31, 2026, approximately $68,317 remained due to related parties. The Company does not currently have a formal written policy governing the review and approval of related-party transactions, although such matters are reviewed by the Company’s Board of Directors.

Known Trends and Uncertainties

The Company’s future operating results will depend on a number of factors, including its ability to manage its business transition, maintain or replace historical TeleCare-related revenue, develop and commercialize Wabiam-related technology assets, establish customer relationships, generate recurring software or service revenue, obtain additional financing, satisfy or restructure existing obligations, and maintain compliance with public company reporting obligations.

The Company’s reported historical revenue was generated by TeleCare Home Health LLC and should not be viewed as indicative of future revenue from the Company’s Wabiam-related enterprise technology and SaaS-related business strategy. The Company’s current Wabiam initiatives remain early-stage and have not generated revenue.

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The Company also faces risks associated with limited capital resources, working capital deficits, going concern uncertainty, concentration of voting control, potential dilution from existing and future securities issuances, related-party transactions, competition, cybersecurity, reliance on third-party technology infrastructure, and the operational challenges associated with transitioning into a new line of business.

Off-Balance Sheet Arrangements

As of March 31, 2026, the Company did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on the Company’s financial condition, results of operations, liquidity, capital expenditures, or capital resources.

Contractual Obligations and Commitments

The Company’s material current obligations include the convertible promissory note payable to JUDD Holding Corp, bridge loan obligations, loan payable obligations, related-party balances, professional fees, public company compliance expenses, and ordinary course operating expenses. The Company may incur additional obligations in connection with software development, professional services, public company reporting, technology infrastructure, consulting arrangements, and commercialization activities.

Critical Accounting Policies and Estimates

The Company’s financial statements are prepared in accordance with U.S. GAAP. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. Actual results could differ from those estimates.

Management believes the Company’s significant accounting policies include revenue recognition, related-party transaction accounting, fair value of financial instruments, stock-based compensation, debt and conversion feature evaluation, income taxes, and going concern assessment. These accounting policies are described in the notes to the Company’s financial statements included elsewhere in this Registration Statement.

ITEM 3. PROPERTIES.

The Company does not currently own or lease any material real property, manufacturing facilities, or long-term operational facilities. The Company currently operates from executive and administrative offices which are utilized for management, administrative, operational coordination, software development, and general corporate purposes. The Company’s principal executive offices are currently provided by the Company’s Chief Executive Officer.

In connection with the Company’s enterprise technology, software development, workflow systems, operational analytics, and SaaS-related activities associated with the Wabiam business platform, the Company may utilize third-party hosting infrastructure, cloud-based systems, remote development environments, leased office facilities, contractor workspaces, temporary operational facilities, or project-specific deployment environments from time to time.

The Company may also utilize third-party data hosting providers, cloud infrastructure vendors, software development platforms, and remote operational systems in connection with its technology development and commercialization activities.

As of the date of this filing, the Company does not own any material data centers, proprietary cloud infrastructure, manufacturing facilities, or large-scale fixed operational facilities.

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The Company may, from time to time, acquire or lease additional office space, technology infrastructure, operational facilities, or development resources as management determines necessary to support software development activities, operational growth, commercialization initiatives, customer deployment activities, or future business expansion.

The Company believes its current facilities and operational arrangements are adequate for its present stage of development.

As of the date of this filing, no material properties owned or leased by the Company are subject to material mortgages, liens, or other encumbrances, except as may arise in the ordinary course of business.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth information regarding the beneficial ownership of the Company’s common stock and voting securities as of June 12, 2026, by: (i) each person known by the Company to beneficially own more than five percent (5%) of the Company’s outstanding voting securities, (ii) each director and executive officer of the Company, and (iii) all directors and executive officers as a group.

As of June 12, 2026, the Company had 4,123,783 shares of common stock issued and outstanding. In addition, the Company had 700,000 shares of Special 2024 Series B Preferred Stock issued and outstanding. Each share of common stock is entitled to one vote per share. Each share of Special 2024 Series B Preferred Stock is entitled to one thousand (1,000) votes per share on all matters submitted to stockholders. The Special 2024 Series B Preferred Stock votes together with the holders of common stock as a single class and is not convertible into common stock.

Accordingly, although Daniela Carolina Mujica Chacon owns approximately 37.8% of the Company’s outstanding common stock, she controls approximately 99.6% of the Company’s aggregate voting power through her ownership of 1,560,000 shares of common stock and 700,000 shares of Special 2024 Series B Preferred Stock.

Security Ownership Table

Name of Beneficial Owner	Common Shares Beneficially Owned	Percentage of Common Stock Outstanding	Series B Preferred Shares Beneficially Owned	Approximate Aggregate Voting Power
Ana Teresa Lopez	2,000,000	48.5%	–	0.3%
Daniela Carolina Mujica Chacon	1,560,000	37.8%	700,000	99.6%
All directors and executive officers as a group (1 person)	1,560,000	37.8%	700,000	99.6%

Footnotes:

(1)	Percentages of common stock are based upon 4,123,783 shares of common stock issued and outstanding as of June 12, 2026, after giving effect to the Company’s issuance of 2,000,000 shares of restricted common stock to Ana Teresa Lopez.

(2)	Aggregate voting power is based upon 4,123,783 votes represented by the Company’s outstanding common stock and 700,000,000 votes represented by the Company’s outstanding Special 2024 Series B Preferred Stock, for total aggregate voting power of 704,123,783 votes.

(3)	Daniela Carolina Mujica Chacon’s beneficial ownership consists of 1,560,000 shares of common stock and 700,000 shares of Special 2024 Series B Preferred Stock acquired pursuant to that certain Stock Purchase Agreement dated April 17, 2026 by and between Patient Path LLC, controlled by Alonzo V. Pierce, and Ms. Mujica Chacon. The Special 2024 Series B Preferred Stock represents 100% of the issued and outstanding shares of such class and provides enhanced voting rights.

(4)	Ana Teresa Lopez’s beneficial ownership consists of 2,000,000 shares of restricted common stock issued to her in connection with the Company’s acquisition of certain technology assets, software-related rights, intellectual property rights, business materials, and related proprietary assets associated with Wabiam and/or Wabiam Soluciones Tecnológicas.

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ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

(a) Identification of Directors and Executive Officers.

The following sets forth information regarding the Company’s directors and executive officers as of June 13, 2026.

Directors and Executive Officers

Name	Position(s)
Daniela Carolina Mujica Chacon	Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary, Director

Biography:

Daniela Carolina Mujica Chacon, age 30, has served as the Company’s President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary, and sole Director since April 2026. Ms. Mujica Chacon became the Company’s controlling shareholder in connection with the April 2026 change of control transaction pursuant to which she acquired the controlling equity interests of the Company.

Ms. Mujica Chacon is a Venezuelan accounting and finance professional with more than ten years of progressive experience involving accounting operations, financial reporting, internal audit, tax compliance, operational controls, financial analysis, and administrative management. She holds a degree in Public Accounting (Licenciatura en Contaduría Pública) from the Central University of Venezuela (Universidad Central de Venezuela).

From 2023 through the present, Ms. Mujica Chacon has served as an Accounting Assistant and Accounting Specialist with Farmacia Daranpe C.A. (Farmacia Locatel), where her responsibilities have included financial accounting, SAP-based accounting operations, reconciliations, accounts payable and receivable management, payroll review, inventory analysis, tax compliance, financial reporting, and operational process management.

From 2019 through 2023, Ms. Mujica Chacon worked with González Valdez & Asociados Contadores Públicos S.C. as a Senior Auditor II, where she participated in internal audit engagements, financial controls analysis, accounting review procedures, inventory evaluations, tax-related reviews, and operational compliance assessments for multiple corporate clients. Her experience included work involving accounting systems, internal controls, financial reporting procedures, and operational audits across various industries.

Previously, Ms. Mujica Chacon served in accounting, audit, tax, and administrative roles with Bancrecer Banco Microfinanciero C.A., Centro Nacional Autónomo de Cinematografía (CNAC), and other private-sector organizations, where she gained experience involving taxation, treasury functions, operational reporting, reconciliations, financial administration, compliance procedures, and internal operational controls.

Ms. Mujica Chacon’s background includes experience involving financial operations, accounting systems, internal controls, administrative management, operational reporting, and business process coordination. Management believes her accounting, financial, operational, and administrative experience supports the Company’s strategic transition toward enterprise software, workflow systems, operational analytics, and technology-related business activities associated with the Wabiam platform.

b) Significant Employees.

None.

(c) Family Relationships.

None.

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(d) Involvement in Certain Legal Proceedings.

None of the Company’s directors or executive officers has been involved in any legal proceedings required to be disclosed pursuant to Item 401(f) of Regulation S-K during the past ten years.

(e) Audit Committee.

The Company does not currently maintain a separately designated audit committee. The functions typically performed by an audit committee are presently performed by the Company’s Board of Directors.

(f) Code of Ethics.

The Company has not yet adopted a formal written code of ethics applicable to its principal executive officer, principal financial officer, or principal accounting officer. The Company may adopt such policies and procedures in the future as its operations and reporting obligations continue to expand.

ITEM 6. EXECUTIVE COMPENSATION

The Company is an early-stage enterprise technology company and has not adopted formal executive compensation arrangements for its current executive officers or directors. During the periods presented in this Registration Statement, the Company has not maintained any formal employment agreements, compensation plans, bonus arrangements, pension plans, stock option plans, deferred compensation plans, retirement plans, or other formal compensatory arrangements for the benefit of executive officers or directors.

During prior periods under former management, certain related party advances, reimbursements, operational payments, distributions, and other transactions involving former officers, affiliates, and related parties were made and are disclosed elsewhere in this Registration Statement under “Certain Relationships and Related Party Transactions” and within the Company’s historical financial statements and related notes.

The Company may, from time to time, reimburse officers and directors for reasonable out-of-pocket expenses incurred on behalf of the Company in connection with corporate activities, business development, operational matters, regulatory compliance, software development initiatives, customer meetings, travel, professional services, or other Company-related activities.

The Company currently expects that future executive compensation arrangements, if any, will depend upon numerous factors, including the Company’s financial condition, operational development, capital resources, commercialization progress, revenue generation, and broader business expansion activities.

The Company does not currently maintain a compensation committee or any committee performing similar functions. Compensation matters, if any, are currently determined by the Company’s Board of Directors.

The Company may adopt employment agreements, equity incentive plans, stock option plans, bonus arrangements, consulting agreements, or other compensatory arrangements in the future as management determines appropriate in connection with the Company’s operational growth and development.

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ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

During the past two fiscal years and through the date of this Registration Statement, the Company has engaged in various transactions involving related persons, including transactions involving former management, control persons, affiliated entities, and current management.

Change in Control Transaction

In April 2026, Patient Path LLC, an entity controlled by Alonzo V. Pierce, the Company’s former President, Chief Executive Officer, and controlling shareholder, entered into a Stock Purchase Agreement with Daniela Carolina Mujica Chacon pursuant to which Patient Path LLC agreed to sell to Ms. Mujica Chacon: (i) 1,560,000 shares of the Company’s common stock and (ii) 700,000 shares of the Company’s Special 2024 Series B Preferred Stock, representing the Company’s controlling equity interests.

The aggregate purchase price for the transaction was approximately $190,000, subject to escrow and transaction-related adjustments. In connection with the transaction, Mr. Pierce resigned from all officer and director positions with the Company, and Ms. Mujica Chacon was appointed as the Company’s sole director, President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Secretary.

TeleCare Home Health LLC Acquisition

On October 29, 2025, the Company acquired 100% of the membership interests of TeleCare Home Health LLC, a Texas limited liability company controlled by Alonzo V. Pierce, who was the Company’s President and Chief Executive Officer at the time of the transaction.

Because both entities were under common control at the time of the acquisition, the transaction was accounted for as a transaction between entities under common control in accordance with applicable accounting guidance. As consideration for the acquisition, the Company issued a promissory note in the principal amount of $300,000 to TeleCare Home Health LLC.

On December 11, 2025, the promissory note was fully extinguished pursuant to a Debt Satisfaction and Equity Exchange Agreement under which the Company issued 90,000 shares of restricted common stock to TeleCare Home Health LLC in full satisfaction of the outstanding obligation.

Related Party Advances

During the year ended December 31, 2025, Alonzo V. Pierce advanced approximately $88,237 to the Company to fund general and administrative expenses and operational activities. Such advances were non-interest bearing and due on demand.

During the three months ended March 31, 2026, the Company made payments and distributions totaling approximately $19,920 to or on behalf of Mr. Pierce and accounts controlled by him, which were recorded as reductions to related party balances.

As of March 31, 2026, approximately $68,317 remained due to related parties.

Convertible Promissory Note — JUDD Holding Corp

On May 15, 2025, the Company issued a Convertible Promissory Note in the principal amount of $105,000 to JUDD Holding Corp, an entity controlled by David Duarte, a former officer and director of the Company.

The note originally provided for conversion rights into shares of the Company’s common stock at a fixed conversion price of $0.025 per share, subject to certain premiums and adjustments.

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In April 2026, the Company entered into a Debt Settlement and Release Agreement with JUDD Holding Corp pursuant to which: (i) the Company agreed to pay $20,000 toward settlement of the obligation, (ii) the remaining balance was assumed by a separate private entity, and (iii) the conversion feature and remaining obligations of the Company under the note were extinguished and released.

Director Independence

The Company currently has one director, Daniela Carolina Mujica Chacon. Because Ms. Mujica Chacon serves as the Company’s President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary, and controlling shareholder, the Board of Directors has determined that she does not qualify as an “independent director” under generally recognized corporate governance standards applicable to public companies.

The Company does not currently have independent directors, an audit committee, a compensation committee, or a nominating committee. The Company may evaluate the appointment of additional directors and the implementation of additional corporate governance procedures as the Company’s operations and reporting obligations continue to develop.

Other than the transactions described above, there have been no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transactions, in which the Company was or is to be a participant and in which any director, executive officer, or beneficial owner of more than five percent (5%) of the Company’s common stock had or will have a direct or indirect material interest that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Policies and Procedures for Related-Party Transactions

The Company does not currently have formal written policies or procedures governing the review, approval, or ratification of related-party transactions. In practice, the Company’s Board of Directors reviews and approves all related-party transactions and matters involving potential conflicts of interest, with consideration given to the fairness of the transaction, the best interests of the Company, and applicable legal and regulatory requirements.

ITEM 8. LEGAL PROCEEDINGS.

The Company is not currently a party to any material pending legal proceedings. To the knowledge of management, there are no material legal proceedings threatened or contemplated against the Company by any governmental authority or third party.

There are no material legal proceedings pending against any director or executive officer of the Company that are required to be disclosed pursuant to Item 401(f) of Regulation S-K. None of the Company’s directors or executive officers is a party adverse to the Company in any material legal proceeding.

The Company is not subject to any material environmental, regulatory, or administrative proceedings arising out of its current operations. The Company may, from time to time, become involved in claims or proceedings arising in the ordinary course of business; however, management does not believe that any such matters, individually or in the aggregate, would have a material adverse effect on the Company’s financial condition, results of operations, or business.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

(a)        Market Information.

Market Information

The Company’s common stock is currently quoted on the OTC Markets Group Inc. under the trading symbol “GLOH.”

The OTC Markets is a decentralized dealer market and may be subject to limited liquidity, limited trading volume, and significant price volatility. Investors may experience difficulty reselling shares of the Company’s common stock at desired prices or at all.

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The Company is currently undergoing a strategic business transition involving the development and commercialization of enterprise software, workflow systems, operational analytics infrastructure, AI-enhanced business tools, and SaaS-related technologies associated with the “Wabiam Soluciones Tecnológicas” business platform.

The Company may, at a future date, evaluate a potential corporate rebranding, legal name change, or trading symbol change intended to align the Company’s public identity with its evolving business operations and strategic direction. Any such actions would require applicable corporate approvals, regulatory filings, and FINRA processing. There can be no assurance regarding the timing or approval of any future corporate name change or trading symbol change.

Holders

As of June 12, 2026, there were approximately 27 holders of record of the Company’s common stock. The number of record holders does not include beneficial owners whose shares are held in street name by brokers, dealers, banks, or other nominees.

Outstanding Shares

As of June 12, 2026, the Company had 4,123,783 shares of common stock issued and outstanding. The Company also had 700,000 shares of Special 2024 Series B Preferred Stock issued and outstanding.

Dividends

The Company has never declared or paid cash dividends on its common stock. The Company currently intends to retain any future earnings, if any, to fund software development activities, operational growth, infrastructure expansion, commercialization initiatives, working capital requirements, and general corporate purposes. Accordingly, the Company does not anticipate paying cash dividends on its common stock in the foreseeable future.

The payment of dividends, if any, will be at the discretion of the Company’s Board of Directors and will depend upon the Company’s financial condition, results of operations, capital requirements, contractual restrictions, and other factors deemed relevant by the Board.

Transfer Agent

The Company’s transfer agent and registrar is:

ClearTrust, LLC
16450 Pointe Village Drive, Suite 205
Lutz, Florida 33558
Telephone: (813) 235-4490

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Company has issued securities in private transactions exempt from registration under the Securities Act of 1933, as amended. Except as otherwise noted below, the Company believes each issuance was exempt from registration pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder because the transactions did not involve a public offering, general solicitation, or general advertising, the recipients acquired the securities for investment purposes, and the securities were issued as restricted securities.

Issuance of Common Stock for Corporate Revival Services

On October 18, 2024, the Company issued 234,000,000 shares of restricted common stock to JUDD Holding Corp, an entity controlled by David Duarte, in consideration for corporate revival and restructuring services provided to the Company. The issuance was subsequently subject to the Company’s 1-for-150 reverse stock split processed by FINRA on October 10, 2025.

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The shares were issued in a private transaction exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). No underwriting discounts or commissions were paid in connection with the issuance.

Issuance of Common Stock for Services

On November 5, 2025, the Company issued 60,000 shares of restricted common stock to Bengala Technologies LLC, an entity controlled by Arnaldo Detres, in consideration for enterprise and consulting services provided to the Company. The shares were issued at an acquisition value of approximately $3.75 per share for aggregate consideration of approximately $225,000.

The securities were issued in a private transaction exempt from registration pursuant to Section 4(a)(2) of the Securities Act. No underwriting discounts or commissions were paid in connection with the issuance.

Issuance of Common Stock in Connection with Debt Settlement

On December 11, 2025, the Company issued 90,000 shares of restricted common stock to TeleCare Home Health LLC, an entity controlled by Alonzo V. Pierce, in connection with a Debt Satisfaction and Equity Exchange Agreement pursuant to which the Company satisfied and extinguished a $300,000 promissory note previously issued in connection with the acquisition of TeleCare Home Health LLC. The shares were issued at an acquisition value of approximately $3.33 per share.

The securities were issued in a private transaction exempt from registration pursuant to Section 4(a)(2) of the Securities Act. No underwriting discounts or commissions were paid in connection with the issuance.

Issuance of Common Stock for Cash

On December 17, 2025, the Company issued 50,000 shares of restricted common stock to Killuminati Investments LLC, an entity controlled by Ryan Cotardi, pursuant to a private placement subscription agreement for aggregate cash consideration of approximately $15,000.

The securities were issued in a private transaction exempt from registration pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. No underwriting discounts or commissions were paid in connection with the issuance.

Convertible Promissory Note

On May 15, 2025, the Company issued a Convertible Promissory Note in the principal amount of $105,000 to JUDD Holding Corp, an entity controlled by David Duarte, in connection with a corporate acquisition and restructuring transaction. The note originally contained a conversion feature permitting conversion into shares of the Company’s common stock at a fixed conversion price of $0.025 per share, subject to certain premiums and adjustments.

In April 2026, the Company entered into a Debt Settlement and Release Agreement pursuant to which the Company settled and extinguished its obligations under the note. The conversion feature was permanently extinguished, and the Company was released from further obligations associated with the note.

Change in Control Transaction

In April 2026, Patient Path LLC, an entity controlled by Alonzo V. Pierce, entered into a Stock Purchase Agreement with Daniela Carolina Mujica Chacon pursuant to which Patient Path LLC agreed to sell: (i) 1,560,000 shares of the Company’s common stock and (ii) 700,000 shares of the Company’s Special 2024 Series B Preferred Stock to Ms. Mujica Chacon.

36

The transaction constituted a private secondary transaction between stockholders, and the Company did not issue any new securities in connection with the transaction.

Other Issuances

The Company may have issued additional unregistered securities in prior periods in connection with historical restructuring activities, corporate transactions, or legacy operations. To the extent applicable, such issuances were disclosed in the Company’s prior public filings or disclosures available at the time of issuance.

Asset Acquisition

On June 12, 2026, the Company issued 2,000,000 shares of restricted common stock to Ana Teresa Lopez as consideration for the Company’s acquisition of certain technology assets, software-related rights, intellectual property rights, business materials, and related proprietary assets associated with Wabiam and/or Wabiam Soluciones Tecnológicas pursuant to that certain Technology Asset Purchase Agreement dated June 1, 2026.

The shares were issued in a private transaction exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended. The issuance did not involve any public offering, general solicitation, or general advertising. The Company believes the recipient acquired the securities for investment purposes and not with a view toward distribution, had access to information concerning the Company and the transaction, and was capable of evaluating the merits and risks of the investment. The shares issued in the transaction are restricted securities and bear, or will bear, an appropriate restrictive legend.

No underwriters were involved in the transaction, and no underwriting discounts or commissions were paid in connection with the issuance.

ITEM 11. DESCRIPTION OF SECURITIES

The following summary of the Company’s securities does not purport to be complete and is qualified in its entirety by reference to the Company’s Articles of Incorporation, as amended, the Company’s Bylaws, as amended, and the applicable Certificates of Designation relating to the Company’s preferred stock.

Authorized Capital Stock

The aggregate number of shares that the Company is authorized to issue is Seven Hundred Fifty Million (750,000,000) shares, consisting of:

•	Seven Hundred Million (700,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”); and
•	Fifty Million (50,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), issuable in one or more series as determined by the Board of Directors.

As of June 12, 2026, the Company had:

•	4,123,783 shares of common stock issued and outstanding;
•	0 shares of Series A Convertible Preferred Stock issued and outstanding; and
•	700,000 shares of Special 2024 Series B Preferred Stock issued and outstanding.

37

Common Stock

Holders of the Company’s common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, except as otherwise required by law or as provided by the terms of any outstanding series of preferred stock.

Subject to any preferential rights of outstanding preferred stock, holders of common stock are entitled to receive dividends when, as, and if declared by the Board of Directors out of funds legally available therefor. The Company has never declared or paid cash dividends on its common stock.

In the event of liquidation, dissolution, or winding up of the Company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of any liquidation preferences of outstanding preferred stock.

Holders of common stock do not have cumulative voting rights, preemptive rights, subscription rights, redemption rights, or sinking fund rights. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock — General

The Company’s Articles of Incorporation authorize the Board of Directors to issue preferred stock in one or more series and to establish the designation, rights, preferences, privileges, and restrictions of each series without further stockholder approval, except as required by applicable law. These rights may include voting rights, dividend rights, conversion rights, redemption provisions, liquidation preferences, and other terms.

The Company has designated Series A Convertible Preferred Stock and Special 2024 Series B Preferred Stock.

Series A Convertible Preferred Stock

The Company has designated up to 10,000,000 shares of Series A Convertible Preferred Stock, none of which are currently issued or outstanding.

Each share of Series A Convertible Preferred Stock is entitled to ten (10) votes per share and is convertible into one (1) fully paid and non-assessable share of the Company’s common stock, subject to the terms and conditions set forth in the applicable Certificate of Designation. The Company previously amended the Certificate of Designation relating to the Series A Convertible Preferred Stock to provide certain rights applicable upon a liquidity event. As of the date of this Registration Statement, no shares of Series A Convertible Preferred Stock have been issued or are outstanding.

Special 2024 Series B Preferred Stock

The Company has designated 700,000 shares of Special 2024 Series B Preferred Stock, all of which are currently issued and outstanding. Each share of Special 2024 Series B Preferred Stock is entitled to one thousand (1,000) votes per share on all matters submitted to stockholders for approval. The shares vote together with the holders of the Company’s common stock as a single class. The Special 2024 Series B Preferred Stock is not convertible into common stock and does not provide for mandatory redemption rights. The shares are not listed for trading on any securities exchange or quotation system, and there is no established public market for such securities. Because of the enhanced voting rights associated with the Special 2024 Series B Preferred Stock, ownership of such shares represents a significant concentration of the Company’s aggregate voting power.

38

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company’s Articles of Incorporation and Bylaws provide for the indemnification of the Company’s directors, officers, employees, fiduciaries, and agents to the fullest extent permitted by the Nevada Revised Statutes.

Under the Company’s Articles of Incorporation, every person who was or is a party, or is threatened to be made a party, to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless by the Company to the fullest extent legally permissible under Nevada law from time to time against all expenses, liabilities, and losses (including attorneys’ fees, judgments, fines, and amounts paid in settlement) reasonably incurred in connection therewith.

The right to indemnification provided by the Company’s Articles of Incorporation constitutes a contractual right and is not exclusive of any other rights to which such persons may be entitled under the Company’s Bylaws, any agreement, vote of stockholders, provision of law, or otherwise.

The Company’s Board of Directors is authorized to adopt Bylaws providing for indemnification to the fullest extent permitted by Nevada law and may cause the Company to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company against any liability asserted against such person and incurred in any such capacity, whether or not the Company would have the power to indemnify such person under Nevada law.

The Company’s Articles of Incorporation further provide that the private property of the Company’s stockholders, directors, and officers shall not be subject to the payment of corporate debts to any extent whatsoever.

In addition, the Company’s Articles of Incorporation eliminate personal liability of directors and officers to the Company or its stockholders for monetary damages for breach of fiduciary duty, except to the extent such liability arises from (i) acts or omissions involving intentional misconduct, fraud, or a knowing violation of law, or (ii) the payment of dividends in violation of Nevada Revised Statutes.

The foregoing summary is qualified in its entirety by reference to the Company’s Articles of Incorporation, Bylaws, and the applicable provisions of the Nevada Revised Statutes.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The financial statements required to be filed as part of this Registration Statement are included in Item 15 of this Registration Statement.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

The Company has not had any change in its independent registered public accounting firm, and there have been no disagreements between the Company and its independent registered public accounting firm on any matter of accounting principles, practices, or financial statement disclosure.

39

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements

The following financial statements of the Company are filed as part of this Registration Statement:

Audited Financial Statements:
(i)	Balance Sheets as of December 31, 2025 and December 31, 2024;
(ii)	Statements of Operations for the years ended December 31, 2025 and December 31, 2024;
(iii)	Statements of Changes in Stockholders’ Equity (Deficit) for the years ended December 31, 2025 and December 31, 2024;
(iv)	Statements of Cash Flows for the years ended December 31, 2025 and December 31, 2024; and
(v)	Notes to Financial Statements.
Unaudited Interim Financial Statements:
(i)	Balance Sheet as of March 31, 2026;
(ii)	Statements of Operations for the three months ended March 31, 2026 and March 31, 2025;
(iii)	Statements of Changes in Stockholders’ Equity (Deficit) for the three months ended March 31, 2026 and March 31, 2025;
(iv)	Statements of Cash Flows for the three months ended March 31, 2026 and March 31, 2025; and
(v)	Notes to Unaudited Interim Financial Statements.

The Company’s financial statements have been audited by an independent registered public accounting firm, whose report is included herein.

(b) Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation*
3.2	Bylaws*
10.1	Affiliate Stock Purchase Agreement dated April 17, 2026 by and between Patient Path LLC and Daniela Carolina Mujica Chacon*
10.2	Technology Asset Purchase Agreement dated June 1, 2026 by and between Glow Holdings, Inc. and Ana Teresa Lopez*
23.1	Consent of Independent Registered Public Accounting Firm*

* Filed herewith.

All schedules and exhibits not listed above are omitted because they are not applicable or because the required information is included in the financial statements or notes thereto.

40

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

GLOW HOLDINGS, INC.

Dated: June 17, 2026	/s/ Daniela Carolina Mujica Chacon
Daniela Carolina Mujica Chacon
Chief Executive Officer President Chief Financial Officer Principal Executive Officer Principal Financial Officer Principal Accounting Officer Chairman of the Board of Directors

41

GLOW HOLDINGS, INC.

INDEX TO FINANCIAL STATEMENTS

Unaudited Interim Financial Statements

Audited Financial Statements

F-1

GLOW HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

As of March 31, 2026 (Unaudited) and December 31, 2025 (Audited)

	March 31, 2026	December 31, 2025
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS:
Cash	$31,072.33	$553.51
Accounts Receivable	–	–
Prepaid Deposits for Services	–	–
TOTAL CURRENT ASSETS	$31,072.33	$553.51

TOTAL ASSETS	$31,072.33	$553.51

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts Payable and Accrued Expenses	$–	$–
Note Payable	122,500.00	113,750.00
Bridge Loan	10,000.00	–
Loan Payable	5,000.00	5,000.00
Due to Related Parties	68,316.65	88,237.00
Total Current Liabilities	$205,816.65	$206,987.00

STOCKHOLDERS' DEFICIT:
Preferred Stock — Series A Convertible, 10,000,000 shares authorized, $0.001 par; 0 shares issued and outstanding	–	–
Special 2024 Series B Preferred Stock, 700,000 shares authorized, $0.001 par; 700,000 issued and outstanding	700.00	700.00
Common Stock, 700,000,000 shares authorized, $0.001 par; 2,123,783 and 2,123,783 issued and outstanding at 3/31/26 and 12/31/25, respectively	2,124.00	2,124.00
Additional Paid-in Capital	1,268,062.00	1,268,062.00
Accumulated Deficit	(1,445,630.46)	(1,477,319.49)
Total Stockholders' Deficit	$(174,744.46)	$(206,433.49)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$31,072.19	$553.51

The accompanying notes are an integral part of these consolidated financial statements.

Note: The December 31, 2025 column reflects the audited Total Stockholders' Deficit of $(206,433.49) as reported in the Company's audited Annual Report for the year ended December 31, 2025. The Accumulated Deficit component shown of $(1,477,319) represents the amount required to reconcile the individual components of equity to the audited Total Stockholders' Deficit and has no effect on Total Assets, Total Liabilities, or Total Stockholders' Deficit as previously reported.

F-2

GLOW HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2026 and March 31, 2025 (Unaudited)

	Q1 2026	Q1 2025
	(Unaudited)	(Unaudited)
Revenue	$244,554	$–

Operating Expenses:
Payroll and Benefits	133,191	–
Contractor Fees	65,366	–
Rent	1,296	–
Software & Subscriptions	32	–
Professional Fees	2,500	–
Bank Fees	450	–
Miscellaneous	1,280	–
Total Operating Expenses	204,115	–

Income from Operations	40,439	–

Other Income (Expense):
Interest Expense	(8,750)	–
Total Other Expense	(8,750)	–

Net Income Before Income Taxes	31,689	–
Provision for Income Tax	–	–

NET INCOME	$31,689	$–

Net Income per Share — Basic and Diluted	$0.01	$–
Weighted Avg Shares Outstanding (B/D)	2,123,783	1,921,307

The accompanying notes are an integral part of these consolidated financial statements.

Note: Q1 2025 comparative figures are presented as nil because the Company had not yet commenced operating activities. The Company's operating subsidiary, TeleCare Home Health LLC, was acquired on October 29, 2025, and all consolidated revenue for Q1 2026 was generated by TeleCare Home Health LLC. Certain cash outflows to or on behalf of accounts controlled by the Company's officer (Alonzo Pierce) totaling approximately $19,920 during the reporting period have been recorded as a reduction of the Due to Related Parties liability rather than as an expense, consistent with the treatment described in Note 4.

F-3

GLOW HOLDINGS, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

For the Three Months Ended March 31, 2026 (Unaudited)

	Common Shares	Common Amount ($)	Preferred Shares	Preferred Amount ($)	APIC ($)	Accum. Deficit ($)	Total Equity (Deficit) ($)
Balance —December 31, 2025	2,123,783	2,124	700,000	700	1,268,062	(1,477,319)	(206,433)
Net Income	–	–	–	–	–	31,689	31,689
Balance — March 31, 2026	2,123,783	2,124	700,000	700	1,268,062	(1,445,630)	(174,744)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

GLOW HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2026 and March 31, 2025 (Unaudited)

	Q1 2026	Q1 2025
	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES:
Net Income	$31,689	$–
Adjustments to reconcile net income to net cash provided by operating activities:
Late fees accrued (non-cash interest)	8,750	–
Changes in operating assets and liabilities:
Due to Related Parties	(19,920)	–
Net Cash Provided by Operating Activities	$20,519	$–

INVESTING ACTIVITIES:
Net Cash Provided by (Used in) Investing Activities	–	–

FINANCING ACTIVITIES:
Proceeds from bridge loan	10,000	–
Net Cash Provided by Financing Activities	$10,000	$–

Net Change in Cash	30,519	–
Cash — Beginning of Period	554	–
Cash — End of Period	$31,072	$–

SUPPLEMENTAL DISCLOSURE:
Cash paid for interest	$–	$–
Cash paid for income taxes	$–	$–

The accompanying notes are an integral part of these consolidated financial statements.

F-5

GLOW HOLDINGS, INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2026 (Unaudited)

NOTE 1 — BASIS OF PRESENTATION AND INTERIM REPORTING

The accompanying interim consolidated financial statements of Glow Holdings, Inc. (the “Company,” “we,” “us” or “our”) and its wholly-owned subsidiary, TeleCare Home Health LLC, have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, certain information and footnote disclosures normally included in annual financial statements have been condensed or omitted. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2026 are not necessarily indicative of the results that may be expected for the full fiscal year.

These interim financial statements should be read in conjunction with the Company’s audited consolidated financial statements and related notes thereto included in the Annual Report for the fiscal year ended December 31, 2025.

NOTE 2 — CONSOLIDATION AND OPERATIONS

The consolidated financial statements include the accounts of Glow Holdings, Inc. and its wholly-owned subsidiary TeleCare Home Health LLC. All intercompany accounts and transactions have been eliminated in consolidation. Substantially all consolidated revenue during the reporting period was generated by TeleCare Home Health LLC, which provides home healthcare services and related consulting to medical providers under service contracts. Revenue is recognized as services are performed in accordance with ASC 606.

NOTE 3 — GOING CONCERN

The consolidated financial statements have been prepared assuming the Company will continue as a going concern. As of March 31, 2026, the Company had cash of $31,072, an accumulated deficit, and a working capital deficit. Although the Company generated net income of $31,689 during the three months ended March 31, 2026 (driven entirely by TeleCare Home Health LLC operations), substantial recurring losses from prior periods and significant obligations maturing within the next twelve months, including the JUDD Holding Corp convertible note maturing September 1, 2026, continue to raise substantial doubt about the Company's ability to continue as a going concern. Management intends to seek additional capital, grow operating cash flow, and negotiate extensions or conversions of current obligations as needed.

NOTE 4 — RELATED PARTY TRANSACTIONS

During the three months ended March 31, 2026, the Company made net distributions to its President and Chief Executive Officer, Alonzo Pierce, and to accounts controlled by Mr. Pierce, totaling approximately $19,920. These distributions have been recorded as a reduction of the Due to Related Parties liability, which represented the accumulated non-interest bearing advances previously made by Mr. Pierce to the Company to fund general and administrative expenses. The Due to Related Parties balance decreased from $88,237 at December 31, 2025 to $68,317 at March 31, 2026. No interest has been accrued on this balance, which remains due on demand.

F-6

The related party distributions consist of payments made by the Company on behalf of, or directly to, Mr. Pierce, including direct Zelle payments to Mr. Pierce, cash withdrawals taken from the operating accounts, payment on a credit card controlled by Mr. Pierce, and transfers from the consolidated operating accounts to other bank accounts controlled by Mr. Pierce or used for personal or unclassified purposes (net of any offsetting inflows from those accounts during the period).

NOTE 5 — CONVERTIBLE PROMISSORY

On May 15, 2025, the Company issued a Convertible Promissory Note in the principal amount of $105,000 to JUDD Holding Corp (controlled by David Duarte). The note matures on September 1, 2026 and provides for monthly installment payments that commenced October 1, 2025. The note does not bear stated interest; however, late fees are assessed if installment payments are not made within the contractual grace period. Late fees are recorded as interest expense within general and administrative expenses.

No payments were made on the note during the three months ended March 31, 2026. Additional late fees of $8,750 have been accrued during the reporting period, bringing the total outstanding balance to $122,500 as of March 31, 2026 (principal $105,000 plus accrued late fees $17,500).

The note is convertible at the option of the holder into shares of the Company’s common stock at a fixed conversion price of $0.025 per share, with a 15% conversion premium. If fully converted based on the March 31, 2026 balance and contractual premium, the note could result in the issuance of approximately 5,635,000 shares of common stock. As of March 31, 2026, no conversions have occurred. The note matures on September 1, 2026 and is classified as a current liability.

NOTE 6 — BRIDGE LOAN AND LOAN PAYABLE

On March 6, 2026, the Company received $10,000 from Killuminati Investments LLC as a non-interest bearing bridge loan. The Company expects to repay or convert the advance in the near term. The amount is classified as a current liability as of March 31, 2026.

The $5,000 informal loan from Ark Capital Inc. that was outstanding at December 31, 2025 remains outstanding as of March 31, 2026. There is no formal written agreement, and the Company expects to repay the balance in the near term. The amount is classified as a current liability.

NOTE 7 — REVENUE

For the three months ended March 31, 2026, consolidated revenue of $244,554 was generated entirely by TeleCare Home Health LLC, through a trust/clearinghouse arrangement with Cadence Asset Management & Trust. Revenue is recognized as services are performed in accordance with ASC 606. No revenue was generated in the comparative prior-year interim period (three months ended March 31, 2025), as the Company had not yet commenced operating activities and had not yet acquired its operating subsidiary.

NOTE 8 — OPERATING EXPENSES

General and administrative expenses for the three months ended March 31, 2026 of $204,115 comprise: payroll and benefits $133,191; contractor fees $65,366; rent $1,296; software subscriptions $32; professional fees $2,500; bank fees $450; and miscellaneous $1,280.

NOTE 9 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 22, 2026, the date these interim consolidated financial statements were available to be issued, in accordance with ASC 855, Subsequent Events. The Company is not aware of any subsequent events that require adjustment to or disclosure in the accompanying interim consolidated financial statements.

F-7

ALOBA, AWOMOLO & PARTNERS

(Chartered Accountants)

Floor 4, Providence Court, Ajibade Bus Stop, Beside CocaCola Ibadan, Oyo State, Nigeria Tel: 08055439586, 08034725835

Email: audits@alobaawomolo.org; alobaawomolopartners@gmail.com; website: www.alobaawomolo.org

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Glow Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Glow Holdings, Inc. (the Company) as of December 31, 2025, and the related statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2025 and the related notes (collectively referred to as the financial statements).

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company had limited cash of $554, accumulated deficit of $1,076,217, a working capital deficit, and has incurred recurring losses from operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year after the date that the financial statements are issued. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

Aloba, Awomolo & Partners – PCAOB ID #7275

We have served as the Company’s auditor since 2025. Ibadan, Nigeria

April 22, 2026

F-8

GLOW HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2025 and December 31, 2024

	December 31, 2025 (Audited)	December 31, 2024 (Audited)
ASSETS
CURRENT ASSETS:
Cash	$553.51	$–
Accounts Receivable	–	–
Prepaid Deposits for Services	–	10,350.00
TOTAL CURRENT ASSETS	553.51	10,350.00

TOTAL ASSETS	$553.51	$10,350.00

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts Payable and Accrued Expenses	$–	$32,150.00
Note Payable	113,750.00	–
Loan Payable	5,000.00	–
Due to Related Parties	88,237.00	–
Total Current Liabilities	206,987.00	32,150.00

STOCKHOLDERS' DEFICIT:
Preferred Stock — Series A Convertible, 10,000,000 shares authorized, $0.001 par; 0 shares issued and outstanding	–	–
Special 2024 Series B Preferred Stock, 700,000 shares authorized, $0.001 par; 700,000 shares issued and outstanding	700.00	700.00
Common Stock, 700,000,000 shares authorized, $0.001 par; 2,123,783 and 1,921,307 issued and outstanding on 12/31/25 and 12/31/24, respectively (retroactively adjusted for 1-for-150 reverse stock split)	2,124.00	1,921.00
Additional Paid-in Capital	1,268,062.00	728,262.00
Accumulated Deficit	(1,076,217.00)	(905,231.00)
Total Stockholders' Deficit	(206,433.49)	(174,748.00)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$553.51	$10,350.00

The accompanying notes are an integral part of these financial statements.

F-9

GLOW HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2025 and December 31, 2024

	Year Ended	Year Ended
	Dec 31, 2025	Dec 31, 2024
	(Audited)	(Audited – Shortened)
Revenue	$139,706	$–

Expenses:
General and Administrative	310,692	16,222
Total Operating Expenses	310,692	16,222

Loss from Operations	(170,986)	(16,222)

Other Income (Expense):
Reduction in Current Liabilities	–	123,725
Write-off, Current Assets	–	(10,350)
Total Other Income (Expense)	–	113,375

Net Loss Before Income Taxes	(170,986)	97,153
Provision for Income Tax	–	–

NET INCOME (LOSS)	$(170,986)	$97,153

Net Income (Loss) per Share — Basic and Diluted	$(0.08)	$0.05
Weighted Average Shares Outstanding — Basic and Diluted	2,123,783	1,921,307

Note: G&A of $310,692 comprises (per revised GL): TeleCare payroll $108,750; contractor fees (Shed) $38,545; stock-based compensation — Bengala $225,000; TeleCare note settlement $300,000 (non-cash); distributions/related party $9,681; OTC/regulatory fees $12,000; transfer agent fees $1,050; bank charges $280; JUDD note late fees $8,750; professional fees (D. Keer) $9,000; misc $4,636. Bengala SBC and TeleCare note settlement are non-cash items per cash flow statement.

The accompanying notes are an integral part of these financial statements.

F-10

GLOW HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

From June 30, 2023 through December 31, 2025

	Common Shares	Common Amount ($)	Preferred Shares	Preferred Amount ($)	APIC ($)	Accumulated Deficit ($)	Total Equity (Deficit) ($)
Balance — June 30, 2023	1,080,794	1,081	10,000,000	10,000	700,962	(986,456)	(274,413)
Issuance of Series B Preferred	–	–	700,000	700	27,300	–	28,000
Net Loss	–	–	–	–	–	(15,928)	(15,928)
Balance — June 30, 2024	1,080,794	1,081	10,700,000	10,700	728,262	(1,002,384)	(262,341)

Reduction in Current Liabilities	–	–	–	–	–	123,725	123,725
Write-off, Current Assets	–	–	–	–	–	(10,350)	(10,350)
Issuance of Common Stock	1,560,000	1,560	–	–	–	–	234,000
Cancellation — Common & Pref A	(719,487)	(720)	(10,000,000)	(10,000)	–	–	(117,923)
Operating Loss	–	–	–	–	–	(16,222)	(16,222)
Balance — December 31, 2024	1,921,307	1,921	700,000	700	728,262	(905,231)	(174,348)

Net Post-Split Issuances (200,000 shares)	200,000	200	–	–	539,800	–	540,000
Net Loss	–	–	–	–	–	(170,986)	(170,986)
Balance — December 31, 2025	2,123,783	2,124	700,000	700	1,268,062	(1,076,217)	194,669

The accompanying notes are an integral part of these financial statements.

F-11

GLOW HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2025 and December 31, 2024

	Year Ended December 31, 2025 (Audited)	Year Ended December 31, 2024 (Audited — Shortened)
OPERATING ACTIVITIES:
Net Income (Loss)	$(170,986)	$97,153
Adjustments to reconcile net loss to net cash used in operating activities:
Stock issued for services (non-cash)	225,000	–
Stock issued for debt settlement (non-cash)	300,000	–
Increase in accounts payable and accrued expenses	(25,850)	–
Increase in due to related parties	88,237	–
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	–	16,222
Current liabilities	–	(123,725)
Current assets written off	–	10,350
Net Cash Used in Operating Activities	$(102,683)	$16,222

INVESTING ACTIVITIES:
Net Cash Provided by (Used in) Investing Activities	–	–

FINANCING ACTIVITIES:
Proceeds from private placement (Killuminati — 50,000 shares @ $0.30)	15,000	–
Proceeds from related party advances (Alonzo Pierce)	88,237	16,222
Net Cash Provided by Financing Activities	$103,237	$16,222

Net Change in Cash	553.51	–
Cash — Beginning of Year	–	–
Cash — End of Year	$553.51	$–

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$–	$–
Cash paid for income taxes	$–	$–

Note: Cash corrected from $554 (originally filed) to $553.51 per Chase bank statement ending balance 12/31/25 (Glow $551.04 + TeleCare $2.47). Non-cash items (Bengala SBC $225,000 and TeleCare debt settlement $300,000) are included as adjustments and do not affect cash. JUDD note proceeds not included in financing activities as note represents deferred settlement of prior services.

The accompanying notes are an integral part of these financial statements.

F-12

GLOW HOLDINGS, INC.

Notes to Financial Statements December 31, 2025

NOTE 1 — ORGANIZATION AND NATURE OF OPERATIONS

Glow Holdings, Inc. (the “Company,” “we,” “us” or “our”), a Nevada corporation, has a fiscal year end of December 31st and is listed on the OTCID Basic Market under the trading symbol GLOH. The Company had abandoned its business and failed to take steps to dissolve, liquidate and distribute its assets. It had also failed to meet the required reporting requirements with the Nevada Secretary of State, hold an annual meeting of stockholders and pay its annual tax from 2022 to 2024 which resulted in its delinquency with the Nevada Secretary of State. In January 2024, a shareholder filed a petition for custodianship with the District Court of Clark County, Nevada, and was appointed as the Custodian of the Company in February 2024.

The Company was incorporated in the State of Nevada in September 1997 as “Universal Funding Services, Inc.” The issuer changed its name to “Universal Reduction Melting Technologies, Inc.” which it kept until 1999, then it changed its name to “Internet Solutions for Business, Inc.” which it kept until 2005. The issuer then changed its name to “GlobalOne Real Estate, Inc.” which it kept until 2011, when it changed its name to “Glow Holdings, Inc.” which it currently carries.

On February 22, 2024, the District Court of Clark County, Nevada entered an Order Granting Application for Appointment of JUDD Holding Corp as Custodian of the Company. On October 11, 2024, the District Court in Clark County, Nevada granted the Custodian’s Motions to Bar All Unasserted Claims and Discharge the Custodian, and control was returned to the Board.

On May 15, 2025, Patient Path LLC (controlled by Alonzo Pierce) entered into a Securities Purchase Agreement to acquire 234,000,000 shares of Common Stock and 700,000 shares of Special 2024 Series B Preferred Stock from JUDD Holding Corp (controlled by David Duarte) for total consideration of $170,000 in cash & notes. On May 23, 2025, David Duarte resigned from all Officer & Director positions and appointed Alonzo Pierce as President & Chairman of the Board and the transaction closed.

Subsequent to the change of control, the Company began operations, ceased to be a shell company, and self-reported as a non-shell for the period ended June 30, 2025. On August 15, 2025, the Company’s security counsel filed an opinion affirming its status as a non-shell at the June 30 period end, and the shell designation was subsequently removed.

The Company, operating as GlohCo, develops AI-powered healthcare software that enables earlier intervention and improved clinical decision-making. The company’s platform ingests and analyzes medical, behavioral, and wearable data to deliver real-time risk predictions for patient relapse, readmission, and other high-cost health events. GlohCo’s tools integrate with existing EHR systems and support compliance with HIPAA, FHIR, and other regulatory standards.

On July 23, 2025, the Company, through its Transfer Agent and Securities Attorney, filed a 1:150 Reverse Split application with FINRA for the Company’s Common Stock. On October 10, 2025, FINRA processed the corporate action with fractional shares rounded up which added 2,457 shares to the total at Cede per DTCC’s request.

All share and per-share amounts presented in these financial statements have been retroactively adjusted to reflect the 1-for-150 reverse stock split for all periods presented.

F-13

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation. The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Related Party Transactions. Under ASC 850, an entity or person is considered to be a related party if it has control, significant influence, or is a key member of management personnel or affiliate. The Company presents disclosures about related party transactions and outstanding balances with related parties.

Fair Value of Financial Instruments. The Company follows ASC 825-10-50-10 for disclosures about fair value and ASC 820-10-35-37 to measure the fair value of its financial instruments. The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses and accrued expenses, approximate their fair value because of the short maturity of those instruments.

Basic and Diluted Income (Loss) Per Share. The Company computes income (loss) per share in accordance with FASB ASC 260. Basic EPS is computed using the weighted-average number of common shares outstanding during the period. Diluted EPS is computed using the weighted-average number of common shares and the dilutive effect of contingent shares outstanding during the period.

Income Taxes. Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to tax net operating loss carryforwards. A valuation allowance is established against deferred tax assets when, in the judgment of management, it is more likely than not that such deferred tax assets will not become available. As of December 31, 2025 and 2024, no liability for unrecognized tax benefits was required to be reported.

Recently Issued Accounting Pronouncements. The Company has implemented all new applicable accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements.

NOTE 3 — GOING CONCERN

The Company’s financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As of December 31, 2025, the Company had limited cash of $553.51, an accumulated deficit of $1,076,217, a working capital deficit, and requires additional funds to support its operations and to achieve its business development goals. These factors and uncertainties raise substantial doubt about the Company’s ability to continue as a going concern.

Management intends to seek additional capital from new equity securities offerings and debt financing to provide funds needed to increase liquidity, fund internal growth and fully implement its business plan. Management believes that the ongoing revenue operations of TeleCare Home Health LLC will contribute to improved liquidity; however, no assurance can be given that such operations will generate sufficient cash flow to fully alleviate the conditions raising substantial doubt.

F-14

NOTE 4 — GAAP ADJUSTMENTS TO HISTORICAL BALANCE SHEET

With all potential claims having been barred by the Court on October 11, 2024, the $123,725 balance in Current Liabilities was debited and a credit has been recorded to Other Income in the 12/31/24 period end.

Additionally, due to the lack of historical records and bookkeeping available to current management, the Company could not ascertain the status of the historical Accounts Receivable, Prepaid Deposits for Services, and petty Cash. The balance of $10,350 in Current Assets was written off and recorded as Other Expense in the 12/31/24 period.

NOTE 5 — REVISED BALANCE SHEET ADJUSTMENTS

During the audit, the balance sheet previously filed was revised to reflect audit adjustments as follows:

1.	Accounts Payable & Accrued Expenses: reduced from $6,300 to $0. The balance comprised contractor fees reclassified to expense and credit card payments reclassified as distributions.
2.	Note Payable: $113,750 outstanding as of 12/31/25 (principal $105,000 + $8,750 late fees) classified as current liability. See Note 9.
3.	Loan Payable: $5,000 informal loan. No formal agreement. Repayment expected in the near term. Classified as current liability.
4.	Due to Related Parties: $88,237 in advances from officer during the year to fund G&A expenses. Non-interest bearing and due on demand.
5.	Cash: corrected from $554 (originally filed) to $553.51 per bank statement ending balance 12/31/25.

NOTE 6 — ACQUISITION OF TELECARE HOME HEALTH LLC (COMMON CONTROL)

On October 29, 2025, the Company acquired 100% of the membership interests of TeleCare Home Health LLC, a Texas limited liability company previously owned and controlled by Alonzo Pierce, the Company’s President and Chief Executive Officer. As both entities were under common control before and after the transaction, the acquisition was accounted for as a transaction between entities under common control in accordance with ASC 805-50. The assets and liabilities of TeleCare Home Health LLC were recorded at their historical carrying values as of the acquisition date. No goodwill or intangible assets were recognized.

As consideration, the Company issued a $300,000 unsecured promissory note bearing interest at 4% per annum and maturing within 24 months. The note was outstanding from October 29, 2025 through December 11, 2025 and was fully extinguished prior to any interest being accrued or recorded.

On December 11, 2025, the promissory note was fully extinguished in exchange for the issuance of 90,000 shares of restricted common stock. Upon settlement, the note payable was derecognized, common stock was recorded at par value of $0.001 per share, and the excess was recorded to additional paid-in capital. No gain or loss was recognized on the extinguishment.

NOTE 7 — COMMON STOCK ISSUANCES / ADDITIONAL PAID IN CAPITAL

On November 5, 2025, the Company issued 60,000 shares of restricted common stock to Bengala Technologies LLC (controlled by Arnaldo Detres) pursuant to a Stock in Lieu of Services Agreement. The shares were issued at an acquisition value of $3.75 per share, for an aggregate value of $225,000 representing enterprise services provided to the Company.

On December 11, 2025, the Company entered into a Debt Satisfaction and Equity Exchange Agreement with TeleCare Home Health LLC (controlled by Alonzo Pierce) whereby the Company issued 90,000 shares of restricted common stock in full settlement of the $300,000 promissory note originally issued on October 29, 2025. The shares were issued at an acquisition value of $3.33 per share.

F-15

On December 17, 2025, the Company issued 50,000 shares of restricted common stock to Killuminati Investments LLC (controlled by Ryan Cotardi) pursuant to a subscription agreement. The shares were issued at an acquisition value of $0.30 per share for aggregate cash consideration of $15,000.

NOTE 8 — G&A; EXPENSES / DUE TO RELATED PARTIES

For the three and twelve months ended December 31, 2025, officer and director Alonzo Pierce advanced $11,350 and $88,237, respectively, to the Company to fund general and administrative expenses.

As of December 31, 2025, the total amount due to related parties was $88,237, representing advances from Mr. Pierce. The advances are non-interest bearing and due on demand.

General and administrative expenses of $310,692 for the year ended December 31, 2025 comprise (per revised GL): TeleCare payroll $108,750; contractor fees (Shed) $38,545; stock-based compensation — Bengala $225,000; TeleCare note settlement $300,000 (non-cash); distributions/related party $9,681; OTC/regulatory fees $12,000; transfer agent fees $1,050; bank charges $280; JUDD note late fees $8,750; professional fees (D. Keer) $9,000; miscellaneous $4,636.

NOTE 9 — PROMISSORY NOTE — JUDD HOLDING CORP

On May 15, 2025, the Company issued a Convertible Promissory Note with principal of $105,000 to JUDD Holding Corp (controlled by David Duarte). Monthly payments began October 1, 2025. The note does not bear stated interest; however, late fees of $8,750 have been accrued as of December 31, 2025 and recorded as interest expense within G&A.

Outstanding balance as of December 31, 2025: $113,750. The note is convertible at the holder’s option at $0.025 per share with a 15% premium; potential dilution of approximately 4,830,000 shares if fully converted. Matures September 1, 2026 and is therefore classified as a current liability as of December 31, 2025.

The Company evaluated whether the conversion feature resulted in a beneficial conversion feature upon issuance of the note. Due to the absence of sufficient trading volume and observable Level 1 fair value inputs for the Company’s common stock on the issuance date, management concluded that no intrinsic value was present and therefore no beneficial conversion feature was recorded.

NOTE 10 — LOAN PAYABLE

On September 18, 2025, the Company received $5,000 from Ark Capital Inc. This represents an informal loan advanced to the Company. There is no formal written agreement. The Company expects to repay the balance in the near term. The amount is classified as a current liability as of December 31, 2025.

NOTE 11 — CONSOLIDATED REVENUES FROM OPERATING SUBSIDIARY

The Company’s consolidated revenues for the year ended December 31, 2025 were generated entirely by its wholly owned subsidiary, TeleCare Home Health LLC, which was acquired on October 29, 2025. TeleCare Home Health LLC provides healthcare-related services and consulting to medical providers. Revenues are derived from service contracts and are recognized as services are performed per ASC 606.

F-16

For the year ended December 31, 2025, consolidated revenues totaled $139,706. No revenues were generated during the year ended December 31, 2024, as the Company had not yet commenced operating activities.

The consolidated financial statements include the results of TeleCare Home Health LLC from the acquisition date of October 29, 2025 through December 31, 2025.

NOTE 12 — AMENDMENT TO SERIES A CONVERTIBLE PREFERRED STOCK CERTIFICATE OF DESIGNATION

On November 8, 2025, the Company filed an Amendment to the Series A Convertible Preferred Stock Certificate of Designation with the State of Nevada (Filing No. 20255298388). The Amendment was signed by Alonzo Pierce as President & Chairman and accepted by the State during the fiscal year ended December 31, 2025.

The Amendment provides that upon any Liquidity Event, each Series A holder shall receive consideration equal to the same percentage ownership of the Corporation’s outstanding Common Stock, on a fully-diluted as-converted basis, as held immediately prior to such event. The Special 2024 Series B Preferred Stock is excluded from this calculation. All other rights of the Series A class remain unchanged.

As of December 31, 2025, no shares of Series A Convertible Preferred Stock have been issued or are outstanding. This Amended Annual Report is being filed to disclose this Amendment, which was omitted from the originally filed Annual Report for the same period.

NOTE 13 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 22, 2026, the date these amended consolidated financial statements were available to be issued, in accordance with ASC 855, Subsequent Events. The Company is not aware of any subsequent events that require adjustment to or disclosure in the accompanying consolidated financial statements.

F-17